UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Marriott International, Inc.

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Marriott
INTERNATIONAL

2020

Marriott
INTERNATIONAL

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION 2019 Proxy Statement Notice of Annual Meeting of Stockholders Friday, May 10, 2019

Letter from our Chairman and our Chief Executive Officer

LETTER FROM OUR CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER

Dear Stockholder:

As we write this letter, we are bearing witness to a global humanitarian and economic crisis, the coronavirus or COVID-19 pandemic. Our hearts and thoughts go out to the people who have been affected by this unprecedented event and we appreciate the healthcare workers, local communities, and governments around the world who are on the front lines working to contain this coronavirus.

For more than 90 years, Marriott International has lived by a core value established by our founder, J.W. Marriott, Sr., to take care of our guests and associates. This enduring value guides us as we face the difficult challenge of responding to this pandemic. The wellbeing of our guests and associates is our top priority and we couldn’t be prouder of our teams who have been working tirelessly and selflessly throughout this crisis.

The pandemic has emerged as a critical business issue as well, with severely weakened travel demand in markets globally. The past several weeks have seen an unprecedented decline in travel, as governments impose various social distancing measures and order businesses to close, including some hotels. We are vigilantly monitoring the situation and working with our teams and our owners around the world to address and mitigate the impact to our business. While the ultimate impact is difficult to predict at this time, we remain confident in our long-term prospects. We entered 2020 with tremendous competitive momentum, which we highlight below, and believe this momentum will carry us through this crisis and beyond.

2019 Business Highlights

Marriott International continued its steady growth and strong profitability in 2019, reflecting the power of our associates, our brands, our Marriott BonvoyTM loyalty program, and our asset-light business model. With our 30-brand portfolio and unparalleled global distribution, we attracted new guests and captured an increasing share of our guests’ travel spending. In 2019, gross fee revenue increased 5 percent to reach $3.8 billion, worldwide revenue per available room (“RevPAR”) rose 1.3 percent, and RevPAR index, which measures our hotels’ revenue market share, increased by approximately 200 basis points, adding to our already strong existing premium compared to competitors. New units are also an important part of how we attract guests and grow earnings; in 2019, we added 516 properties with more than 78,000 rooms – including our 7,000th hotel, the stunning St. Regis Hong Kong. Nearly 20 percent of rooms added to our system were conversions from competitor brands. We finished the year with more than 7,300 properties and a record global rooms pipeline of more than 515,000 rooms, including 220,000 rooms already under construction.

Other milestone achievements in 2019 included multiple launches: our new loyalty program – Marriott Bonvoy; our home rental platform – Homes and Villas by Marriott International; and our all-inclusive platform, which was augmented by our acquisition of Elegant Hotels Group in Barbados. Buoyed by our tremendous hotel offerings, our co-branded credit cards and these new platforms, Marriott Bonvoy membership increased to 140 million members at the end of 2019, and Bonvoy members share of worldwide occupied rooms topped 52 percent in 2019, up 250 basis points versus 2018.

Doing Good in Every Direction

Since our founding in 1927, we have achieved business success in large part due to our culture, which we believe is one of our greatest competitive assets. Marriott International has always been a place where people find opportunity, community and purpose. Our culture extends to how we serve our world and protect our environment. Human rights and environmental sustainability continue to be top priorities for us. Last year, we announced the expansion of a 2018 initiative to replace single-use toiletry bottles of shampoo, conditioner and bath gel in our guestroom showers with larger pump-topped bottles. When implemented globally, this initiative is expected to help reduce our current amenity plastic usage by approximately 30 percent. Since 2017, more than 730,000 hotel workers have completed training on how to spot and respond to signs of human trafficking in our hotels and we continue to donate our training materials to others in the industry.

These efforts are part of a broader sustainability and social impact plan, called Serve 360: Doing Good in Every Direction, and are designed to reduce our environmental footprint and positively address some of the most pressing societal issues of our time.

Letter from our Chairman and our Chief Executive Officer

Stockholder Engagement

Stockholder engagement is also a key focus for our Company. In 2019, we met with more than 275 institutional investors constituting nearly 60 percent of Marriott International shares held by institutions. Our Board of Directors (the “Board”) and management team emphasize transparency in our approach to stockholder communications and seek out engagement and feedback from current and prospective stockholders on corporate strategy, executive compensation, and corporate governance. We regularly survey the investment community and receive feedback that Marriott International provides clear and consistent communications and effectively manages expectations.

Governance Practices

Our business success is rooted in good governance. Members of our Board are committed to the Company’s success, offer diverse experiences and skills, and provide valuable feedback and guidance that position us for success. The board draws on the depth of experience of long-time members while welcoming new skills and insights from new members. We have an established board refreshment process that has added seven new Board members in the past six years. Our Board is actively engaged in the Company’s strategy, supports our approach to environmental and social initiatives, and embraces good governance.

•

The positions of Chairman of the Board and Chief Executive Officer are separate with Bill Marriott serving as Executive Chairman and Chairman of the Board, and Arne M. Sorenson serving as President and Chief Executive Officer (“CEO”).

•	The Board has an independent Lead Director, Lawrence W. Kellner, who also is the chairman of our Nominating and Corporate Governance Committee.

•	Nine of our 12 director nominees are independent, and the Audit, Compensation Policy, and Nominating and Corporate Governance committees are composed solely of independent directors.

•	The Board is diverse and includes five women, four minorities, and individuals with varied business backgrounds.

•	The Company has a mandatory retirement age of 72 for Board members, which has proven to be an effective tool to ensure systematic Board refreshment over the years.

•	The Company has adopted best-in-class governance structures, including an annually elected Board, majority voting in uncontested director elections, and a proxy access right.

Meeting Information

We hope you can join our 2020 Annual Stockholders Meeting, on May 8, 2020, beginning at 11:00 a.m. Eastern Time. The Annual Meeting will be conducted via live audio webcast only. The virtual format provides the opportunity for full and equal participation of all stockholders regardless of location. You can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/MAR2020 by using the 16-digit control number that appears on your proxy card (printed in the box and marked by the arrow) or in the instructions that accompanied your proxy materials. You will have the ability to submit questions in advance of and in real-time during the Annual Meeting via the meeting website, and a transcript with audio of the entire Annual Meeting will be available on the Marriott Investor Relations website, https://marriott.gcs-web.com, after the meeting.

As Marriott International approaches its 93rd anniversary, we are humbled and honored to lead this great company. We recognize that these are unsettling times, but we remain confident we will emerge strong. Whenever you travel, we are waiting with open doors and open hearts to serve you.

Thank you for your support.

Sincerely,

J.W. “Bill” Marriott, Jr. Executive Chairman and Chairman of the Board	Arne M. Sorenson President and CEO

Corporate Headquarters and Mailing Address    ❖    10400 Fernwood Road    ❖    Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Friday, May 8, 2020 11:00 a.m. Eastern Time

Virtual Meeting Access:	www.virtualshareholdermeeting.com/MAR2020

How to Vote Your Shares in Advance of the Annual Meeting (see pages 65 – 70 for details)

BY TELEPHONE	VIA THE INTERNET	BY MAIL
Using the toll-free phone number listed on the proxy card or voting instruction form	Using the Internet and voting at the website listed on the proxy card or voting instruction form	Signing, dating and mailing the enclosed proxy card or voting instruction form in the enclosed postage-paid envelope

To Our Stockholders:

The 2020 Annual Meeting (“Annual Meeting” or “2020 Annual Meeting”) of stockholders of Marriott International, Inc. (“we,” “us,” “our,” “Marriott,” or the “Company”) will be a virtual meeting held on May 8, 2020, beginning at 11:00 a.m. Eastern Time. Stockholders may join a live audio webcast at www.virtualshareholdermeeting.com/MAR2020. At the meeting, stockholders will act on the following matters:

1.	Election of each of the 12 director nominees named in the proxy statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020;

3.	An advisory vote to approve executive compensation;

4.	A stockholder resolution recommending implementation of a simple majority voting standard in our governance documents;

5.	A stockholder resolution requesting the Company create a diversity report; and

6.	Any other matters that may properly be presented at the meeting.

Record Date: Stockholders of record at the close of business on March 13, 2020, are entitled to notice of and to attend and vote at the Annual Meeting.

How to Attend: To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/MAR2020, you must enter your 16-digit control number that appears on your proxy card or voting instruction form you previously received. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described above. You may also vote online during the Annual Meeting by following the instructions provided on the Annual Meeting website. For more information, see pages 65-70.

Distribution Date: This proxy statement is first being made available to our stockholders on or about April 8, 2020.

Stockholder List: A list of stockholders of record entitled to vote at the Annual Meeting will be available electronically at www.virtualshareholdermeeting.com/MAR2020 during the Annual Meeting.

For the convenience of our stockholders, proxies may be submitted by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, stockholders may elect to receive future stockholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Bancroft S. Gordon

Secretary

April 8, 2020

1	Proxy Statement Summary

8	Items to be Voted On

8	Item 1 – Election of Directors

8	Item 2 – Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2020

9	Item 3 – Advisory Vote to Approve Executive Compensation

9	Item 4 – Stockholder Resolution Recommending Implementation of a Simple Majority Voting Standard in our Governance Documents

12	Item 5 – Stockholder Resolution Requesting the Company Create a Diversity Report

16	Corporate Governance

16	Board Leadership Structure

16	Selection of Director Nominees

18	Nominees to our Board of Directors

24	Director Attendance

24	Governance Principles

24	Director Independence

25	Committees of the Board

28	Compensation Committee Interlocks and Insider Participation

28	Meetings of Independent Directors

28	Risk Oversight

28	Stockholder Communications with the Board

29	Code of Ethics and Business Conduct Guide

30	Audit Committee Report and Independent Auditor Fees

30	Report of the Audit Committee

30	Pre-Approval of Independent Auditor Fees and Services Policy

31	Independent Registered Public Accounting Firm Fee Disclosure

32	Executive and Director Compensation

32	Report of the Compensation Policy Committee

32	Compensation Discussion and Analysis

44	Executive Compensation Tables and Discussion

54	Director Compensation

58	Securities Authorized for Issuance under Equity Compensation Plans

59	Stock Ownership

59	Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

61	Delinquent Section 16(a) Reports

62	Transactions with Related Persons

63	Policy on Transactions and Arrangements with Related Persons

65	Questions and Answers About the Meeting

71	Householding

72	Other Matters

2020 Proxy Statement	i

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information you should consider. Please read the entire proxy statement carefully before voting.

Voting matters and the recommendations of the Board of Directors (the “Board”)

Item		Board recommends	Reasons for recommendation	See page
1.	Election of Directors	✓ FOR	The Board and its Nominating and Corporate Governance Committee believe the 12 Director nominees possess the skills, experience, and background to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	8
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020	✓ FOR	Based on the Audit Committee’s assessment of Ernst & Young LLP’s qualifications and performance, the Board believes their retention for fiscal year 2020 is in the best interests of the Company and its stockholders.	8
3.	Advisory vote to approve executive compensation	✓ FOR	The Board believes that the Company’s current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our Named Executive Officers (“NEOs”) with those of our stockholders.	9
4.	Stockholder resolution recommending implementation of a simple majority voting standard in our governance documents	X AGAINST	A majority of votes cast is already the voting standard for uncontested director elections. The approval of two-thirds of outstanding shares is required only for fundamental changes to the Company’s corporate governance. The Board notes that this proposal has been rejected by stockholders on the three previous occasions that it was presented, and was not approved at the 2019 Annual Meeting.	9
5.	Stockholder resolution requesting the Company create a diversity report	X AGAINST

Marriott’s core value of putting people first includes our commitment to diversity and inclusion, a Company-wide priority overseen by the Board and supported by our Board-level Committee for Excellence. Our approach to diversity encompasses not only gender and race, but also ethnicity, culture, religion, disability, veteran status, sexual orientation, and more. The Company highlights its diversity goals, initiatives and achievements on its website and through the annual Serve 360 report. The Board does not believe that preparing an additional report is consistent with the Company’s holistic approach to diversity and inclusion or would add meaningful information for stockholders.

				12

2020 Proxy Statement	1

Proxy Statement Summary

Our Director Nominees

See “Corporate Governance – Nominees to our Board of Directors” for more information.

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name Occupation	Age*	Director since	Independent	Committee memberships**
				AC	CPC	NCGC	CFE	EC

J.W. Marriott, Jr. Executive Chairman and Chairman of the Board, Marriott International, Inc.	88	1964	No					C

Bruce W. Duncan Chairman of the Board, First Industrial Realty Trust, Inc.	68	2016	Yes	F

Deborah Marriott Harrison Global Cultural Ambassador Emeritus, Marriott International, Inc.	63	2014	No				M

Frederick A. Henderson Former Chairman and Chief Executive Officer, SunCoke Energy, Inc.	61	2013	Yes	C F		M

Eric Hippeau Managing Partner, Lerer Hippeau	68	2016	Yes		M

Lawrence W. Kellner (Lead Director) President, Emerald Creek Group, LLC	61	2002	Yes			C		M

Debra L. Lee Former Chairman and Chief Executive Officer, BET Networks	65	2004	Yes			M	C

Aylwin B. Lewis Former Chairman, Chief Executive Officer and President, Potbelly Corporation	65	2016	Yes	F	M

Margaret M. McCarthy Former Executive Vice President, CVS Health Corporation	66	2019	Yes	M

George Muñoz Principal, Muñoz Investment Banking Group, LLC	68	2002	Yes	F			M

Susan C. Schwab Professor, University of Maryland School of Public Policy	65	2015	Yes		M

Arne M. Sorenson President and Chief Executive Officer, Marriott International, Inc.	61	2011	No				M	M

AC:	Audit Committee	C Chair	M Member	F Financial Expert and Member
CPC:	Compensation Policy Committee
NCGC:	Nominating and Corporate Governance Committee
CFE:	Committee for Excellence
EC:	Executive Committee

*	Ages as of May 8, 2020.
**

Mary K. Bush currently serves on our Audit Committee as a financial expert and member and is a member of the Compensation Policy Committee. Steven S Reinemund currently serves as the Chair of the Compensation Policy Committee and as a member of the Nominating and Corporate Governance Committee and the Executive Committee. Ms. Bush and Mr. Reinemund have each attained the mandatory retirement age of 72 and therefore are not nominated for re-election.

2	Marriott International, Inc.

Proxy Statement Summary

Corporate Governance Highlights

See “Corporate Governance” for more information.

Independent Board and Board committees

• Chairman and Chief Executive Officer positions separate since 2012; Lead Director appointed in 2013

• Nine of 12 director nominees are independent

• Audit, Compensation Policy, and Nominating and Corporate Governance committee members are independent

• Annual Board and committee evaluations

• Mandatory retirement age of 72 for all directors except for J.W. Marriott, Jr.

• Robust director orientation and availability of continuing education programs for directors

• All Audit Committee members are financially literate and five out of six members are audit committee financial experts

• Our Compensation Policy Committee uses an independent compensation consultant

Progressive stockholder rights

• Majority vote in uncontested director elections • Annual director elections • Market standard proxy access right for stockholders • Confidential voting policy

Commitment to Board refreshment

The Board has established a comprehensive Board refreshment process to ensure that the skills, qualifications, and diversity of perspectives on our Board are consistent with the needs of the business and that our Board reflects a balance of new and long-term perspectives. We have added seven directors over the past six years (64% of our independent directors).

Strong stockholder support on say-on-pay

At the Company’s 2019 Annual Meeting, stockholders again expressed substantial support for the compensation of our NEOs with approximately 98% voting for approval of the “say-on-pay” advisory proposal relating to our 2018 NEO compensation.

Active stockholder engagement

During fiscal year 2019, management met with more than 275 institutional investors in individual investor meetings, at conferences, and at our Security Analyst Meeting. These investors represent approximately 60% of our institutional investor base.

2020 Proxy Statement	3

Proxy Statement Summary

Executive Compensation Matters

2019 was a momentous year for the Company with the launch our new loyalty program – Marriott Bonvoy; our home rental platform – Homes and Villas by Marriott International; and our all-inclusive platform, which was augmented by our acquisition of Elegant Hotels Group in Barbados. And our financial and operating performance was strong: we exceeded our target adjusted EPS performance measure under our annual cash incentive program; and we returned $2.9 billion to stockholders in the form of dividends and share repurchases. RevPAR Index, which measures performance against our competitors, increased significantly. Strong room growth continued as well with record new signings taking our development pipeline to approximately 515,000 rooms. Finally, we achieved record-setting associate engagement compared to external benchmarks and were recognized as one of the Fortune Best Companies to Work for in 2019 for the 22nd consecutive year.

How We Tie Pay to Performance

There is a strong correlation between our executive pay and Company performance. Our executive compensation program is designed to maintain this alignment, while also protecting the Company against inappropriate risk-taking and conflicts among the interests of the Company, its stockholders and its executives. With these goals in mind, the Compensation Policy Committee has implemented an executive compensation program that consists of the following key components:

4	Marriott International, Inc.

Proxy Statement Summary

Focus on Performance-Based Awards

The following charts show the percentage breakdown of target total direct compensation between performance-based (target annual incentive, PSUs and SARs) and service-based pay elements (base salary, RSUs and other) for 2019.

President & CEO Average of Other NEOs

Majority of Compensation is Equity

The following charts show the percentage breakdown of target total direct compensation among base salary, target annual incentive, and target annual equity compensation.

President & CEO Average of Other NEOs

2020 Proxy Statement	5

Proxy Statement Summary

Alignment Between Company Performance and Annual Realizable Pay

The following graph shows the historical alignment between Company performance (measured as total stockholder return (“TSR”)) and the CEO’s average annual Realizable Pay (as defined below) over 3-year rolling periods.

CEO Realizable Pay and Company TSR Performance

*

Realizable Pay is the sum of salary and bonuses paid, annual incentive earned, and balances of stock awards granted over each 3-year period (including supplemental stock awards). Stock award balances are valued at the end of the 3-year period and include the “in-the-money” value of SARs, and the value of PSUs (valued assuming target performance) and RSUs granted during the 3-year period. TSR reflects both stock price appreciation and reinvested dividends. The 3-year TSR rolling percentage is determined using 60-day average opening and closing prices.

6	Marriott International, Inc.

Proxy Statement Summary

Executive Compensation Best Practices

Consistent with our commitment to executive compensation best practices, the Company maintained the following NEO compensation practices for 2019:

✓ What We Do

• Executive compensation is strongly linked to the Company’s operating and financial performance and strategic business priorities

• The Compensation Policy Committee reinforces its commitment to long-term performance through robust stock ownership requirements that discourage excessive risk-taking to achieve short-term returns. NEOs are subject to stock ownership requirements and must retain 50% of the net after-tax shares received under any equity awards until they satisfy this requirement

• NEOs are subject to compensation clawback requirements that can be triggered by either an accounting restatement or by improper conduct

• The Compensation Policy Committee follows a rigorous process in determining NEO pay, including detailed review of multiple short- and long-term performance factors and market compensation information

• The Company emphasizes long-term pay and performance alignment by having long-term equity represent the largest component of target total direct compensation (approximately 65-75% of total) and by delivering half of equity awards to the CEO in the form of three-year PSUs

• The Compensation Policy Committee considers progress against diversity and inclusion metrics as part of its determination of executive compensation

• The Compensation Policy Committee oversees and reviews an annual compensation risk assessment

• The Compensation Policy Committee is composed solely of independent members of the Board and retains an independent compensation consultant

• We provide only “double trigger” change in control benefits

• We provide stockholders with an annual vote to approve, on a non-binding, advisory basis, the compensation of the NEOs

✗ What We Do Not Do

• We do not have employment contracts

• We do not offer defined benefit pension plans or supplemental executive retirement plans

• We do not provide tax gross-ups

• We do not have executive severance plans

• We do not provide “single trigger” change in control benefits

• We do not reprice options or SARs without stockholder approval, nor do we buy out underwater options or SARs

• We do not allow associates, including NEOs, or directors to engage in hedging or derivative transactions related to Marriott securities

• We do not allow NEOs to hold Company stock in margin accounts or pledge such stock as collateral for loans

• We do not pay or accrue dividends or dividend equivalents on unvested or unexercised equity awards

2020 Proxy Statement	7

Items to be Voted On

ITEMS TO BE VOTED ON

ITEM 1 – Election of Directors

The 12 current directors listed below have been nominated for re-election as a director and are standing for election at the 2020 Annual Meeting. If elected, each director will hold office for a one-year term expiring at the 2021 annual meeting of stockholders and until his or her successor is elected or appointed and qualified.

J.W. Marriott, Jr.	Eric Hippeau	Margaret M. McCarthy
Bruce W. Duncan	Lawrence W. Kellner	George Muñoz
Deborah M. Harrison	Debra L. Lee	Susan C. Schwab
Frederick A. Henderson	Aylwin B. Lewis	Arne M. Sorenson

You can find information on the director nominees beginning on page 18.

Each of the director nominees has consented to being named in this proxy statement and to serve if elected. However, if before proxies are voted at the Annual Meeting any of the nominees should become unable to serve or will not serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

Mary K. Bush and Steven S Reinemund have attained the age of 72 and therefore were not nominated for re-election as directors, consistent with the retirement policy in the Company’s Governance Principles. As a result, Ms. Bush’s and Mr. Reinemund’s terms on the Board will end at the Annual Meeting. The Board thanks Ms. Bush and Mr. Reinemund for their long and distinguished service to the Company. Due to Ms. Bush’s and Mr. Reinemund’s impending departure, the Board has reduced its size from 14 to 12, effective as of the Annual Meeting.

The Company’s Bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director.

In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision promptly thereafter.

The Board recommends a vote FOR each of the 12 director nominees.

ITEM 2 – Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2020

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020. Ernst & Young LLP, a registered public accounting firm, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to stockholders on the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries.

We expect that representatives of Ernst & Young LLP will join the Annual Meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s fiscal year 2019 and 2018 fees beginning on page 30. Although the Audit Committee has discretionary authority to appoint the independent auditors, the Board is seeking stockholder ratification of the appointment of the independent auditors as a matter of good corporate

8	Marriott International, Inc.

Items to be Voted On

governance. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement. Even if stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may select another auditor if it determines doing so to be in the best interests of the Company and its stockholders.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

ITEM 3 – Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve a non-binding advisory resolution on the compensation of our NEOs, as disclosed in this proxy statement.

Although the resolution, commonly referred to as a “say-on-pay” resolution, is non-binding, the Board and Compensation Policy Committee value your opinions and will consider the outcome of the vote when making future compensation decisions. After consideration of the vote of stockholders at the 2017 annual meeting of stockholders and consistent with the Board’s recommendation, the Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and accordingly, after the Annual Meeting, the next advisory vote on the compensation of our NEOs is expected to occur at our 2021 annual meeting of stockholders.

We urge you to read the Compensation Discussion and Analysis (“CD&A”) beginning on page 32 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 44 through 54 which provide detailed information on the compensation of our NEOs.

The Board believes that our current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our NEOs with those of our stockholders.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Marriott International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders.

The Board recommends that you vote FOR approval of the advisory resolution to approve executive compensation.

ITEM 4 – Stockholder Resolution Recommending Implementation of a Simple Majority Voting Standard in our Governance Documents

The AFL-CIO Reserve Fund (the “proponent”), 815 16th Street, N.W., Washington, D.C. 20006 (owner of 212 shares of our Class A common stock), has advised the Company that it plans to present the following proposal at the Annual Meeting. If properly presented at the Annual Meeting by or on behalf of the proponent, the Board unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. The proponent’s proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

2020 Proxy Statement	9

Items to be Voted On

The Proponent’s Proposal

RESOLVED: Stockholders of Marriott International, Inc. (the “Company”) urge the Company to take all steps necessary, in compliance with applicable law, to remove the supermajority vote requirements in its Bylaws and Certificate of Incorporation.

SUPPORTING STATEMENT

Our Company’s Bylaws and Certificate of Incorporation contain provisions that require the support of two-thirds of all outstanding shares to remove or amend. Because of abstentions and broker non-votes, achieving such a supermajority vote requirement can be difficult to obtain. Many of these corporate governance provisions affect important shareholder rights. For example, the following bylaw provisions can only be amended by a supermajority vote:

•	Shareholders cannot remove a director without a two-thirds vote (Section 3.2)

•	The Company’s rules pertaining to the nomination of directors (Section 3.13)

•	Shareholders cannot call special meetings or act by written consent (Section 9.1)

At the Company’s 2019 annual meeting of stockholders, more than 77% of voting stockholders (For/For + Against) supported the Board of Directors’ proposed amendments to remove supermajority voting requirements from the Company’s Certificate of Incorporation and Bylaws. However, these amendments were not adopted because the Certificate of Incorporation and Bylaws require the approval of the holders of two-thirds of the Company’s outstanding shares. Approximately 62.5% of shares outstanding voted for the proposed amendments.

In light of the close vote at Company’s [sic] 2019 annual meeting of stockholders, we believe that the Company should make another attempt to remove the supermajority vote requirements from its Bylaws and Certificate of Incorporation. We note that a majority of shares outstanding (62.5%) and a supermajority of voting shareholders (77%) voted in favor of the proposed amendments in 2019. A second vote may be more successful in achieving the necessary approval of two-thirds of the Company’s outstanding shares if the Company enhances its solicitation efforts.

The Council of Institutional Investors, an association of corporate, public and union employee benefit funds and endowments with combined assets that exceed $3 trillion, opposes supermajority voting requirements. According to its policies, “A majority vote of common shares outstanding should be sufficient to amend company bylaws or take other action that requires or receives a shareowner vote. Supermajority votes should not be required.”

For these reasons, we urge shareholders to vote FOR this resolution.

Board Response

The Board will oppose this proposal if it is properly presented at the 2020 Annual Meeting and recommends a vote AGAINST this proposal for the following reasons:

The Board recommends that stockholders vote “AGAINST” this proposal. The Board continually evaluates the implementation of appropriate corporate governance measures, including the Company’s voting requirements. The Board believes the retention of a supermajority vote standard for certain fundamental changes to the Company’s corporate governance is the best way to protect the interests of all stockholders because it ensures broad consensus with regard to such significant corporate changes. As described below, if these limited supermajority vote standards were eliminated, a relatively small number of stockholders could enact significant corporate changes that benefit only a narrow group of stockholders. Thus, after careful consideration, the Board has determined that adopting this proposal would not serve to enhance stockholder value and is not in the best interests of the Company or its stockholders.

Stockholders Rejected Virtually Identical Proposals Numerous Times Over the Past Five Years.

At each of the 2014, 2015 and 2016 annual meetings, stockholders considered and rejected virtually identical stockholder proposals. Similarly, although a virtually identical stockholder proposal received majority support from stockholders at the 2018 annual meeting, when the Board proposed amendments to the Company’s existing Certificate and Bylaws (collectively, the “Governance Documents”) to remove all supermajority voting standards at the 2019

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annual meeting, stockholders did not approve those amendments. The Board believes that these prior votes reflect a sentiment among stockholders that the proposal is not appropriate for the Company. We believe that these voting results reflect the view that retaining supermajority provisions for certain fundamental changes to the Company’s corporate governance is preferable for the Company.

Supermajority Provisions Are Limited to Certain Fundamental Changes to the Company’s Corporate Governance.

A majority of votes cast is already the voting standard for electing the Company’s directors in uncontested director elections under the Governance Documents. The approval of 66 2/3% of outstanding shares is required under the Governance Documents only for certain fundamental changes to the Company’s corporate governance, including the removal of directors, certain amendments to the Governance Documents, certain transactions with “Interested Stockholders” (described below) and the approval of certain fundamental corporate changes such as a merger, consolidation, or sale of substantially all of the assets of the Company.

Benefit to Stockholders of Supermajority Provisions.

Delaware law permits companies to adopt supermajority voting requirements, and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all stockholders. Supermajority voting requirements on fundamental corporate matters help to protect stockholders against self-interested and potentially abusive transactions proposed by certain stockholders who may seek to advance their interests over the interests of the majority of the Company’s stockholders. For example, if the stockholder proposal were implemented, certain transactions between the Company and “Interested Stockholders” (which include stockholders who beneficially own, and affiliates of the Company that at any time in the two years preceding such a transaction have beneficially owned, at least 25% of the voting power of the Company’s stock) could be approved by only a majority of votes cast. The Board believes that the current supermajority voting standard is preferable because it would encourage Interested Stockholders to negotiate transaction terms that take into account the interests of all of the Company’s stockholders and that do not sacrifice the long-term success of the Company for short-term benefits.

The Stockholder Proposal Is Unnecessary Given Our Strong and Effective Corporate Governance Policies and Practices.

This stockholder proposal also is unnecessary given our commitment to strong and effective corporate governance principles and high ethical standards. The Company maintains robust governance practices that promote Board accountability, including:

•	the Company adopted a market-standard proxy access right for stockholders;

•

directors are elected annually using a majority voting standard for the election of directors in uncontested elections, with directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board;

•	Nine of our 12 director nominees are independent, and the Audit, Compensation Policy, and Nominating and Corporate Governance committees are composed solely of independent directors;

•	the Board has an independent Lead Director, who is also the chairman of our Nominating and Corporate Governance Committee;

•

the Nominating and Corporate Governance Committee, which is composed solely of independent directors, evaluates each director and any stockholder-recommended candidates each year and makes a recommendation to the Board on candidates to be nominated to serve as director;

•	in March 2012, the Board separated the positions of Chairman and Chief Executive Officer;

•	the Board established a mandatory retirement age of 72 for all directors except for Mr. Marriott, which has proven to be an effective tool to ensure systematic board refreshment over the years; and

•	the Company did not renew a stockholder rights plan (also known as a poison pill) when it expired in 2008.

These practices underscore the Company’s commitment to strong corporate governance practices. This commitment has been recognized by independent third parties, including by Corporate Secretary magazine, which named the Company a finalist in the category of “Governance Team of the Year (large cap)” in 2016.

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Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance changes. However, for the reasons discussed above, the Board does not believe it is in the best interests of stockholders or the Company to implement the stockholder proponent’s request for the lowest possible voting thresholds on all matters on which stockholders vote.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the proposal.

ITEM 5 – Stockholder Resolution Requesting the Company Create a Diversity Report

Trillium Portfolio 21 Global Equity Fund (the “proponent”), Two Financial Center, 60 South Street, Suite 1100, Boston, MA 02111 (owner of 29,000 shares of our Class A common stock), has advised the Company that it plans to present the following proposal at the Annual Meeting. If properly presented at the Annual Meeting by or on behalf of the proponent, the Board unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. The proponent’s proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

The Proponent’s Proposal

Diversity Report

WHEREAS:

The business case for workforce diversity is compelling. McKinsey & Company, for example, found in 2015, and in a larger study in 2017 that highly diverse executive teams had higher returns on equity and earnings performance than those with low diversity. Companies in the top quartile for gender diversity on executive teams were 21 percent more likely to have industry-leading profitability. Companies in the top quartile for ethnic/cultural diversity were 33 percent more likely to have industry-leading profitability.1

In 2019, Marriott’s CEO signed the Business Roundtable’s “Statement2 on the Purpose of a Corporation,” joining 180 chief executives who publicly commit to lead their companies for the benefit of all stakeholders-customers, employees, suppliers, communities, the environment and shareholders. Further, Marriott states “our Company has one of the most diverse and inclusive workforces and we value the differences of our associates as a strategic business priority.”3 However, Marriott does not disclose comprehensive workforce data or share results of its efforts to expand diversity and foster inclusion thereby leaving one with an insufficient understanding of successes or challenges.

Peer companies including Starbucks, McDonalds and Nike publish workforce composition data by race, ethnicity and/or gender as well as approaches to foster inclusion and expand diversity in their employment. Several companies have set targets including Intel which set measurable targets for raising the percentage of women and underrepresented minorities in its workforce. Symantec created a sub-goal of increasing the percentage of women in leadership (Director-level and above) to 30 percent by 2020. Financial services sector companies similarly have begun setting diversity targets. Citigroup, in August 2018, announced plans to reverse “falling diversity” by setting public quantitative goals and holding senior leaders accountable for meeting them.

Companies are increasingly recognizing the importance of diversity and inclusion as business and social imperatives. Leveraging the contributions of a diverse employee population creates an environment in which individual differences and capabilities are valued. Further, operationalizing an effective inclusion and diversity strategy requires inclusive leadership and goal setting. Companies that hold themselves publicly accountable to diversity goals are more likely to make rapid progress toward achieving those goals.

[1]	McKinsey & Company, Delivering through Diversity; V. Hunt, S. Prince, S. Dixon-Fyle, L. Yee; January, 2018
[2]	https://opportunity.businessroundtable.org/wp-content/uploads/2019/09/BRT-Statement-on-the-Purpose- of-a-Corporation-with-Signatures-1.pdf
[3]	https://www.marriott.com/diversity/corporate-diversity.mi

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RESOLVED: Shareholders request that Marriott prepare a diversity report, at reasonable cost and omitting confidential information, available to investors including:

1. A chart identifying employees according to gender and race in major EEOC-defined job categories, listing numbers or percentages in each category;

2. A description of policies/programs focused on increasing diversity in the workplace.

Supporting Statement: A report adequate for investors to assess strategy and performance would include disclosures, such as a review of appropriate time-bound benchmarks for judging current and future progress, and practices in use to ensure progress can be achieved, for example, the extent to which incentive compensation packages include diversity and inclusion goals for named executive officers.

Board Response

The Board will oppose this proposal if it is properly presented at the 2020 Annual Meeting and recommends a vote AGAINST this proposal for the following reasons:

Marriott’s core value of putting people first includes our commitment to diversity and inclusion, a Company-wide priority overseen by the Board and supported by our Board-level Committee for Excellence. That Committee, established in 2003, reviews the Company’s diversity and inclusion results and engages directly with the Company’s management team to discuss progress, future actions, and goals. The Committee establishes specific annual goals for each facet of diversity and monitors progress with a Diversity Excellence Scorecard. The Company highlights its diversity goals and initiatives on its website and through the annual Serve 360 report, which we encourage you to review at http://serve360.marriott.com/wp-content/uploads/2019/09/2019_Serve_360_Report.pdf. The Board does not believe that preparing an additional report describing these policies or categorizing employees by race and gender according to standardized EEOC-defined job categories would enhance the Company’s efforts to encourage diversity and inclusion or improve the information already available to stockholders.

Marriott’s Approach to Diversity and Inclusion.

As a global travel company with managed and franchised lodging operations, Marriott has a range of stakeholder groups, including associates, customers, guests, investors, hotel owners and franchisees, suppliers, business partners, community organizations, industry associations, and governmental and nongovernmental entities. Thus, as described in the Serve 360 report and on the Company’s website, we have established a holistic approach to diversity and inclusion because it is integral to not just how we provide an inclusive environment for associates, but also to how we do business every day. These efforts have earned the Company wide recognition as a leader in diversity management, including by DiversityInc, who has named Marriott as the best company for diversity and inclusion in the hospitality industry every year since 2008, and the #2 company across all industries each of the last two years.

Associates. Our commitment to diversity and inclusion starts with our associates. We value the differences of our associates as a strategic business priority and are committed to providing equal opportunities in all aspects of employment, regardless of race, color, religion, sex (including pregnancy), sexual orientation, gender identity or expression, national origin, age, disability, genetic information, veteran or military status, or other basis protected by applicable law. We established organizational accountability where leaders own the achievement of diversity and inclusion outcomes, including meeting our key objectives of (i) mirroring the diversity of the communities in which we operate and serve across the globe; (ii) establishing a supportive and inclusive work environment where associates are empowered to experience success every day; and (iii) increasing the percentage of women in the highest level of management and other key decision-making positions. Our initiatives to meet these objectives include:

•

In late 2017, we launched Serve 360: Doing Good in Every Direction, our sustainability and social impact platform, and embarked on a multiyear journey to deliver upon a target set of 2025 Sustainability and Social Impact Goals. Under Serve 360, we continue to address significant global issues by collaborating with non-governmental organizations (NGOs), industry peers, associates, guests, owners, corporate customers, suppliers, and other business stakeholders to implement actionable solutions and enhance valuable programs, allowing us to have a positive impact on our business, our communities, and the environment. This includes Empowering Through Opportunity, one of our four priority areas, through which we aim to support local communities and the advancement of underserved populations.

•

We launched our internal “Respect for All: Putting People First Since 1927” initiative offering a platform that leverages resources, training, best practices, and newly developed content related to diversity and inclusion. The Respect for All initiative also provides associates with a video series that illustrates unconscious bias and promotes inclusion. As part of the launch of this initiative, a video featuring Marriott’s President and CEO was shared, encouraging respect and care for all associates and guests.

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Items to be Voted On

•	We expanded our inclusive growth strategy and youth engagement programs, including advancing women across every part of our business, rolling out large-scale youth initiatives in several of our regions, and continuing our Women’s Leadership Development Initiative and Emerging Leader Program. As of year-end 2019, 40% of our CEO’s direct reports were women, 56% of managers and executives in the United States were women, and 51% of our Company’s top 20% of earners in the United States were women. We have set a goal to achieve gender representation parity in our vice president level and above across the globe by 2025.

•	We are dedicated to developing hospitality skills and opportunity among diverse, at-risk and underserved communities. By 2025, we have committed to invest at least $5 million to increase and deepen programs and partnerships that develop hospitality skills and opportunity among youth, diverse populations, women, people with disabilities, veterans, and refugees. For example, we recently increased our support of the International Rescue Committee’s Hospitality Link program, which trains resettled refugees in hospitality skills, better preparing them for jobs in the hotel industry.

Customers. Our commitment to welcoming all customers includes engaging with diverse groups, creating inclusive guest experiences, and supporting key diversity and inclusion initiatives. Recent efforts include Marriott’s award winning #LoveTravels campaign, which inspires travelers to explore their personal passions and to celebrate their unique perspectives and experiences. We are also working hard to grow cultural competence among our associates. That means developing multicultural tools and resources and training associates on cultural competency and understanding unconscious bias.

Owners and Franchisees. Since 2014 we have nearly doubled the number of diverse- and women-owned hotels open under our brands, and we aim to have 1,500 diverse- and women-owned hotels by the end of 2020. Our progress to date is the result of cultivating relationships and partnerships with industry, women, and diverse organizations; identifying opportunities to conduct hotel ownership and investment sessions at their meetings and conferences; and providing opportunities to participate in Marriott’s biannual Diversity Ownership Educational Summits at our corporate headquarters.

Suppliers. We also recognize the importance of cultivating a diverse-owned supply chain, and conduct business with over 4,000 diverse-owned companies annually. Exchanges – a diverse supplier program by Marriott – helps to drive economic empowerment around the world, support our customers and expand our global footprint. Our partnerships with minority-, women-, service veteran-, disabled-, and LGBT-owned businesses foster an exchange of ideas, spurring innovation and inspiring us all to do business better. Marriott is also an active corporate member of various multinational organizations that represent diverse and historically excluded suppliers, including the National Gay and Lesbian Chamber of Commerce, the Women’s Business Enterprise National Council and WEConnect International. In 2019, Marriott spent $995 million with businesses owned by women, minorities, veterans, LGBT, and

RECENT DIVERSITY AWARDS AND RECOGNITION

Top Companies for Executive Women for 2020, National Association for Female Executives

Top 50 Companies for Diversity, DiversityInc

America’s Best Employers For Diversity, Forbes

The Just 100, Forbes

Fortune 100 Best Companies to Work For®, Great Place to Work®

Fortune Best Big Companies to Work For®, Great Place to Work®

Diversity Champion Award, Alliance for Workplace Excellence

Certificate of Recognition: Best Practices Supporting Workers of All Abilities, Alliance for Workplace Excellence

Certificate of Recognition: Best Practices Supporting Workers 50+, Alliance for Workplace Excellence

Best Employer for LGBT Asian Employees (Distinguished Performance), Asia Society

Best Employer for Promoting APA Women (Distinguished Performance), Asia Society

Best Employers for Diversity, Forbes

World’s Most Admired Companies, Fortune

Best Workplaces for Diversity™, Great Places to Work®

Best Workplaces for Women™ (Large Companies), Great Places to Work®

Best Places to Work for LGBTQ Equality, Corporate Equality Index – 100%, Human Rights Campaign Foundation

The Top-Rated Workplaces, Indeed

Top 50 Best Companies for Latinas to Work for in the U.S., LATINA Style

Global Best Employers, Kincentric

Leading Disability Employer Seal, National Organization on Disability

Working Mother 100 Best Companies, Working Mother

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Items to be Voted On

persons with disabilities, and we aim to reach $1 billion in purchasing from diverse suppliers annually by the end of 2020. For more information about our supplier diversity efforts, visit our Exchanges webpage at https://www.marriott.com/diversity/supplier-diversity.mi.

In addition to these stakeholders, Marriott has long standing partnerships with numerous diversity organizations and is an active and engaged corporate member of several global NGOs across many different diverse segments that support the development of our key stakeholders, including diverse and historically underrepresented suppliers, current and potential associates, hotel owners, and customers. These groups include Asia Society, Asian American Hotel Owners Association (AAHOA), the Canadian Aboriginal and Minority Supplier Council, the Canadian Gay and Lesbian Chamber of Commerce (CGLCC), Capital Region Minority Supplier Development Council, Disability:IN, Human Rights Campaign, Out and Equal, National Association of Black Hotel Owners, Operators, and Developers (NABHOOD), National Black MBA Association (NBMBAA), National Hispanic Corporate Council, National LGBT Chamber of Commerce (NGLCC), National Organization on Disability, National Urban League, UnidosUS, VetFran, WEConnect International, Women’s Business Enterprise National Council (WBENC), and Women Presidents’ Educational Organization (WPEO-DC). You can find more information about these efforts at https://www.marriott.com/diversity/partners-in-diversity.mi.

Oversight and Accountability.

Under the Board’s oversight, the Company’s commitment to diversity and inclusion is guided by senior leaders who establish priorities and strategies that drive accountability throughout the organization. President and CEO Arne Sorenson chairs the Company’s Global Diversity and Inclusion Council, established in 2010, that monitors the integration of our diversity and inclusion initiatives across all aspects of our global business strategy. The Council is comprised of the entire C-suite, and each senior executive on the Council is accountable for reviewing progress in their respective disciplines with their peers and sharing best practices. Diversity and inclusion goals are included in executives’ annual Management Business Objectives (MBO) and compensation plans. Our President and CEO and senior leadership team have established comprehensive diversity and inclusion performance metrics, which are regularly reviewed and discussed at CEO staff meetings, Board meetings and senior-level regional meetings. All continental presidents, who run global operations, have a diversity and inclusion MBO and strategy that are meaningful to their geography. Their incentive compensation reflects performance against this MBO and other objectives. Each year the Company sets specific, individual performance objectives for the NEOs, including performance objectives related to executing relevant diversity and inclusion strategies, and the Compensation Policy Committee considers progress against diversity and inclusion metrics as part of its determination of executive compensation.

The Disclosure Format Requested by the Proponent Does Not Align with Marriott’s Approach.

The Board does not believe that adopting this stockholder proposal, which requests that we create a report with a chart identifying employees according to gender and race in major EEOC-defined job categories, listing number and percentages in each category, is consistent with the Company’s holistic approach to diversity and inclusion, or would add meaningful information for stockholders. The Company is required to file this data annually with the EEOC on a confidential standardized form, which is designed to elicit data from a wide swath of companies in a variety of industries according to generalized EEOC-defined job categories. Those generalized job categories do not take into account any Company- or industry-specific job descriptions or responsibilities, the variety of roles held by Company associates, and the stakeholders with whom Marriott does business. The EEOC data is also limited to gender and race, which again does not reflect our more comprehensive and broad view of diversity. Our approach to diversity encompasses not only gender and race, but also ethnicity, culture, religion, disability, veteran status, sexual orientation, and more. Our current disclosures, including the Serve 360 Report, better reflect our diversity and inclusion commitment and initiatives and provide more meaningful information to stockholders. We also engaged with the proponent on the issues raised in this proposal and committed to enhance our disclosures in that report to address some of the concerns raised by the proponent. These enhancements include incorporating additional workforce data on women and minorities. We believe this disclosure is more consistent with data provided by our peers, to the extent they provide diversity statistics at all, and presents a more useful comparison for our stockholders to review. Thus, we believe that providing a chart with standardized EEO-1 data would not provide stockholders with any more meaningful information regarding Marriott’s diversity and inclusion commitment, goals, and results.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the proposal.

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Corporate Governance

CORPORATE GOVERNANCE

Board Leadership Structure

While the Board has not mandated a particular leadership structure, effective March 31, 2012, the Board determined that the positions of Chairman of the Board and CEO should be held by separate individuals. The Board elected J.W. Marriott, Jr., who had served as the Chairman and CEO of the Company and its predecessors since 1985, to the position of Executive Chairman and Chairman of the Board, and Arne M. Sorenson, the former President and Chief Operating Officer, to the position of President and CEO. In his current role, Mr. Marriott continues to provide leadership to the Board by, among other things, working with the CEO, the independent Lead Director (discussed below), and the Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its committees, help promote Board succession planning and the orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s long-term and annual operating plans, and help promote senior management succession planning.

In 2013, the Board created the position of Lead Director and prescribed that the independent Chairman of our Nominating and Corporate Governance Committee would serve as the Lead Director. Lawrence W. Kellner currently serves in those positions. The Lead Director’s responsibilities include chairing the private sessions of the independent directors, presiding at executive sessions, coordinating the activities of the independent directors, having the authority to convene meetings of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. The Lead Director also is a standing member of the Company’s Executive Committee. The Lead Director also reviews Board meeting agendas, coordinates the evaluation of Board and committee performance, coordinates the assessment and evaluation of Board candidates, makes recommendations for changes to the Company’s governance practices, and is available for consultation and direct communication with major stockholders. We believe that the role played by the Lead Director provides strong, independent Board leadership.

Nine of our 12 director nominees are independent, and the Audit, Compensation Policy, and Nominating and Corporate Governance committees are composed solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

The Board will continue to review our Board leadership structure as part of the succession planning process that is described in our Governance Principles. We believe that our leadership structure, in which the roles of Chairman and CEO are separate, together with an experienced and engaged Lead Director and independent key committees, is and will continue to be effective and is the optimal structure for our Company and our stockholders.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management, and stockholders. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, it evaluates the candidate against the qualifications set out in the Company’s Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge relevant to the Board and the Company’s business, including the ability to provide effective oversight of long-term strategy and enterprise risk; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

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Corporate Governance

In addition, while the Nominating and Corporate Governance Committee does not maintain a formal diversity policy for Board membership, it may consider diversity in identifying candidates for the Board as one of several criteria that it uses as part of that process. The Nominating and Corporate Governance Committee assesses the effectiveness of its Board membership criteria in evaluating the composition of the Board. The Nominating and Corporate Governance Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The procedures for considering candidates recommended by a stockholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board, or management. From time to time, the Nominating and Corporate Governance Committee retains executive search and board advisory consulting firms to assist in identifying and evaluating potential nominees. During 2019, the Nominating and Corporate Governance Committee used the services of Russell Reynolds Associates, a third-party executive search firm, for this purpose.

The graphics below provide a snapshot of our current Board composition, tenure, independence, and skills:

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Corporate Governance

Nominees to our Board of Directors

Each of the following director nominees presently serves on our Board and their term of office will expire at the Annual Meeting. The age shown below for each director nominee is as of May 8, 2020, the date of the Annual Meeting. Each director nominee has been nominated to serve until the 2021 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Set forth below is each director nominee’s biography as well as the qualifications and experiences each director nominee brings to our Board, in addition to the general qualifications discussed above.

J.W. Marriott, Jr.	Age: 88 Director since: 1964
Executive Chairman Former Chief Executive Officer

Mr. Marriott was elected Executive Chairman effective March 31, 2012, having relinquished his position as Chief Executive Officer. He had served as Chief Executive Officer of the Company and its predecessors since 1972. He continues to serve as Chairman of the Board, a position he has held since 1985. He joined Marriott Corporation (formerly Hot Shoppes, Inc.) in 1956 and became President in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. He serves on the board of trustees of The J. Willard & Alice S. Marriott Foundation and is an honorary member of the World Travel & Tourism Council. He is the father of Deborah M. Harrison, a member of the Company’s Board of Directors. Mr. Marriott has been a director of the Company and its predecessors since 1964.

Skills and Qualifications:

As a result of his service as Chief Executive Officer of the Company for 40 years, Mr. Marriott brings to the Board and our Executive Committee, which he chairs, extensive leadership experience with, and knowledge of, the Company’s business and strategy, as well as a historical perspective on the Company’s growth and operations. Mr. Marriott’s iconic status in the hospitality industry also provides a unique advantage to the Company.

Bruce W. Duncan	Age: 68 Director since: 2016
Chairman of the Board, First Industrial Realty Trust, Inc.

Mr. Duncan has been Chairman of the Board of First Industrial Realty Trust, Inc., a real estate investment trust that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties, since November 2016. Prior to that, he had been President and Chief Executive Officer of that company since January 2009. From April to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) on an interim basis. He became a senior advisor to Kohlberg Kravis & Roberts & Co. (“KKR”), a global investment firm, in November 2018, and also was a senior advisor to KKR from July 2008 to January 2009. He was also a private investor from January 2006 to January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (“EQR”), a publicly traded real estate investment trust, and held various positions at EQR from March 2002 to December 2005, including President, Chief Executive Officer and Trustee from January 2003 to May 2005, and President and Trustee from March 2002 to December 2002. Mr. Duncan also serves on the board of directors of Boston Properties, Inc. and T. Rowe Price Mutual Funds. Mr. Duncan has been a director of the Company since September 2016 and previously served on the Starwood board of directors from 1999 to September 2016.

Skills and Qualifications:

As the Chairman and former Chief Executive Officer of First Industrial Realty and former Chief Executive Officer of EQR, Mr. Duncan brings to the Board and our Audit Committee extensive experience in real estate matters and investment strategy, as well as valuable experience as Chief Executive Officer of other publicly traded companies. He also brings a deep understanding of the hospitality industry as a result of his extensive tenure with Starwood, including serving as the interim Chief Executive Officer.

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Corporate Governance

Deborah Marriott Harrison	Age: 63 Director since: 2014
Global Cultural Ambassador Emeritus

Mrs. Harrison has served as the Company’s Global Cultural Ambassador Emeritus since May 2019. She formerly served as the Company’s Global Officer, Marriott Culture and Business Councils from October 2013 to May 2019, Senior Vice President of Government Affairs for the Company from June 2007 through October 2013, and Vice President of Government Affairs from May 2006 to June 2007. Mrs. Harrison is an honors graduate of Brigham Young University and has held several positions within the Company since 1975, including accounting positions at Marriott Headquarters and operations positions at Key Bridge and Dallas Marriott hotels. She has been actively involved in serving the community through participation on various committees and boards including, but not limited to, the Mayo Clinic Leadership Council for the District of Columbia and the boards of the Bullis School, the D.C. College Access Program, and The J. Willard & Alice S. Marriott Foundation. She has also served on the boards of several mental health organizations, including The National Institute of Mental Health Advisory Board, Depression and Related Affective Disorders Association, and the Center for the Advancement of Children’s Mental Health in association with Columbia University. Mrs. Harrison also served as a member of the board of directors of Marriott Vacations Worldwide Corporation from 2011 to 2013. Mrs. Harrison has been a director of the Company since 2014.

Skills and Qualifications:

As the daughter of the Executive Chairman and the granddaughter of Marriott International’s founders, Mrs. Harrison brings to our Board and our Committee for Excellence an extensive knowledge of the Company, its history, its culture and its mission. Mrs. Harrison’s enthusiasm, judgment and deep experience with our Company and our culture provides the Board valuable insight and strategic focus.

Frederick A. “Fritz” Henderson	Age: 61 Director since: 2013
Former Chairman and CEO, SunCoke Energy, Inc.

Mr. Henderson served as Chairman and Chief Executive Officer of SunCoke Energy, Inc., the largest U.S. independent producer of metallurgical coke for the steel industry, from December 2010 until his retirement in December 2017. From January 2013 through December 2017, he also was Chairman and Chief Executive Officer of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., a publicly traded master limited partnership. He previously served as a Senior Vice President of Sunoco, Inc., a petroleum refiner and chemicals manufacturer with interests in logistics, from September 2010 until the completion of SunCoke Energy, Inc.’s initial public offering and separation from Sunoco in July 2011. Prior to SunCoke/Sunoco, Mr. Henderson served as President and Chief Executive Officer of General Motors Corporation (“GM”) from March 2009 until December 2009. He held a number of other senior management positions during his more than 25 years with GM, including President and Chief Operating Officer from March 2008 until March 2009, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific and President of GM Latin America, Africa and Middle East, and served as a consultant for GM from February 2010 to September 2010 before joining Sunoco. Mr. Henderson also served as a consultant for AlixPartners LLC, a business consulting firm, from March 2010 until August 2010. He joined the board of directors of Adient plc in October 2016 and became Non-Executive Chairman in October 2018, and has served as the Non-Executive Chairman of Arconic Corp. since April 1, 2020. He also serves on the board of directors of Horizon Global Corporation, is a Trustee of the Alfred P. Sloan Foundation, and is a Principal in the Hawksbill Group, a specialized consulting firm. He previously served on the board of directors of Compuware Corporation from 2011 to 2014. He has been a director of the Company since 2013.

Skills and Qualifications:

Mr. Henderson’s significant accounting skills, experience in leading the initial public offering of a public company’s subsidiary, and expertise in large organization management and emerging markets, make him a valuable member of the Board and our Audit Committee, which he chairs.

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Corporate Governance

Eric Hippeau	Age: 68 Director since: 2016
Managing Partner, Lerer Hippeau

Mr. Hippeau has been Managing Partner with Lerer Hippeau, a venture capital fund, since June 2011. From 2009 to 2011, he was the Chief Executive Officer of The Huffington Post, a news website. From 2000 to 2009, he was a Managing Partner of Softbank Capital, a technology venture capital firm. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. Mr. Hippeau served on the board of directors of The Huffington Post from 2006 to 2011 and Yahoo! Inc. from 1996 to 2011. Mr. Hippeau has been a director of the Company since September 2016 and previously served on the Starwood board of directors from 1999 to September 2016.

Skills and Qualifications:

As the Managing Partner of Lerer Hippeau, Mr. Hippeau brings to the Board and our Compensation Policy Committee extensive investment and venture capital expertise. In addition, Mr. Hippeau has significant governance experience as a director, a strong background in technology and modern media and a deep understanding of the hospitality industry as the result of his tenure with Starwood.

Lawrence W. Kellner	Age: 61 Director since: 2002
President, Emerald Creek Group, LLC

Mr. Kellner has been President of Emerald Creek Group, LLC, a private equity firm, since January 2010. He has served on the board of directors for The Boeing Company since 2011 and assumed the role of Non-Executive Chairman in December 2019. He has also served on the board of directors of Sabre Corporation, a global technology company, since 2013, and served as Non-Executive Chairman from December 2017 to January 2020, Executive Chairman from December 2016 to December 2017, and Non-Executive Chairman from August 2013 to December 2016. Mr. Kellner previously served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003, and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. He also served on the board of directors of Chubb Limited from January 2016 through December 2016 and on the board of directors of its predecessor, the Chubb Corporation, from 2011 to January 2016. He is active in numerous community and civic organizations. Mr. Kellner has been a director of the Company since 2002.

Skills and Qualifications:

Mr. Kellner is our Lead Director and brings to the Board, our Nominating and Corporate Governance Committee, which he chairs, and our Executive Committee experience as the former Chief Executive Officer of one of the largest airline companies in the world with significant management, strategic and operational responsibilities in the travel and leisure industry. He also provides extensive knowledge in the fields of finance and accounting gained from his background as Chief Financial Officer at Continental and other companies.

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Debra L. Lee	Age: 65 Director since: 2004
Former Chairman and Chief Executive Officer, BET Networks

Ms. Lee served as Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates BET Networks and several other ventures, from January 2006 until her retirement in May 2018. She joined BET in 1986 and served in a number of executive posts, including President and Chief Executive Officer from June 2005 to January 2006, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. During her tenure, Ms. Lee helmed BET’s reinvigorated approach to corporate philanthropy and authentic programming that led to hits such as The New Edition Story, Being Mary Jane, The BET Awards, Black Girls Rock!, BET Honors and many more. Prior to joining BET, Ms. Lee was an attorney with the Washington, D.C.-based law firm Steptoe & Johnson. She also serves on the board of directors of AT&T Inc. and Burberry Group plc. She previously served as a director of WGL Holdings, Inc., Twitter, Inc., Eastman Kodak Company, and Revlon, Inc.. In addition, she has served on the board of a number of professional and civic organizations including as Past Chair of the Advertising Council, as the President of the Alvin Ailey Dance Theater, as a Trustee Emeritus at Brown University and as a member of the Board of Directors of former President Obama’s My Brother’s Keeper Alliance. Named one of The Hollywood Reporter’s 100 Most Powerful Women in Entertainment and Billboard’s Power 100, Ms. Lee’s achievements have earned her numerous accolades from across the cable industry. Ms. Lee has been a director of the Company since 2004.

Skills and Qualifications:

Ms. Lee provides our Board, our Committee for Excellence, which she chairs, and our Nominating and Corporate Governance Committee with proven leadership and business experience as the former Chief Executive Officer of a major media and entertainment company, extensive management and corporate governance experience gained from that role as well as from her membership on the boards of other public companies, her legal experience, and insights gained from her extensive involvement in civic, community and charitable activities.

Aylwin B. Lewis	Age: 65 Director since: 2016
Former Chairman, Chief Executive Officer and President, Potbelly Corporation

Mr. Lewis served as Chairman, Chief Executive Officer and President of Potbelly Corporation, a franchisor of quick service restaurants, from June 2008 until his retirement in November 2017. From September 2005 to February 2008, Mr. Lewis was President and Chief Executive Officer of Sears Holdings Corporation, a nationwide retailer. Prior to being named Chief Executive Officer of Sears, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in March 2005. Prior to that, Mr. Lewis had been President and Chief Executive Officer of KMart since October 2004. Mr. Lewis was Chief Multi-Branding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996 to 1997. He previously served on the board of directors of Red Robin Gourmet Burgers, Inc. and The Walt Disney Company. Mr. Lewis has been a director of the Company since September 2016 and previously served on the Starwood board of directors from 2013 to September 2016.

Skills and Qualifications:

As a result of his numerous senior management positions at Yum! Brands, Kmart, Sears and Potbelly Corporation, Mr. Lewis brings to the Board and our Audit Committee significant expertise in corporate branding, franchising and management of complex global businesses.

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Corporate Governance

Margaret M. McCarthy	Age: 66 Director since: 2019
Former Executive Vice President, CVS Health Corporation

Ms. McCarthy served as Executive Vice President at CVS Health Corporation, a pharmacy healthcare provider, from November 2018 to June 2019. From November 2010 until its acquisition by CVS Health Corporation in November 2018, Ms. McCarthy was Executive Vice President, Operations and Technology at Aetna Inc., a healthcare benefits company. Ms. McCarthy also served as Chief Information Officer and Vice President and Head of Business Solutions Delivery at Aetna. Prior to joining Aetna in 2003, Ms. McCarthy was Senior Vice President of Information Technology at Cigna Corp. and served as Chief Information Officer at Catholic Health Initiatives and Franciscan Health System. She also worked in technology consulting at Andersen Consulting (now Accenture) and was a consulting partner at Ernst & Young. Ms. McCarthy also serves on the board of directors of American Electric Power Company, Inc., Brighthouse Financial, Inc., and First American Financial Corporation. She also serves on various advisory boards and councils, including the MIT Center for Information Systems Research and the Board of Trustees of Providence College. Ms. McCarthy has been a director of the Company since 2019.

Skills and Qualifications:

As a result of her extensive experience managing large groups of employees, complex processes and enterprise-critical technology, Ms. McCarthy brings to the Board and our Audit Committee valuable insights into areas of critical import to the operations of the Company, including experience in information security, data privacy, and technology.

George Muñoz	Age: 68 Director since: 2002
Principal, Muñoz Investment Banking Group, LLC

Mr. Muñoz has been a principal in the Washington, D.C.-based investment banking firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC (now Tobin & Muñoz) since 2002. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He serves on the board of directors of Altria Group, Inc., Anixter International Inc., and Laureate Education, Inc. He also serves on the board of trustees of the National Geographic Society. Mr. Muñoz has been a director of the Company since 2002.

Skills and Qualifications:

Mr. Muñoz provides our Board, our Audit Committee and our Committee for Excellence with extensive knowledge in the fields of finance and accounting, his knowledge of international markets, legal experience, corporate governance experience and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

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Susan C. Schwab	Age: 65 Director since: 2015
Professor, University of Maryland School of Public Policy

Ambassador Schwab has been a Professor at the University of Maryland School of Public Policy since January 2009 and a strategic advisor to Mayer Brown, LLP (global law firm) since March 2010. She served as U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, Ambassador Schwab served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003 and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab also serves on the boards of directors of The Boeing Company, Caterpillar Inc., and FedEx Corporation. She has been a director of the Company since 2015.

Skills and Qualifications:

Ambassador Schwab brings unique global and governmental perspectives to the Board’s deliberations. Her extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key global issues facing the Company. Ambassador Schwab’s experience in the U.S. Government also allows her to advise the Company on the many challenges and opportunities that relate to government relations. As a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board and our Compensation Policy Committee on a wide range of strategic, operational, corporate governance and compensation matters.

Arne M. Sorenson	Age: 61 Director since: 2011
President and Chief Executive Officer

Mr. Sorenson is President and Chief Executive Officer of Marriott. Mr. Sorenson became the third CEO in the Company’s history in 2012. Before that, he served as Marriott’s President and Chief Operating Officer. He has held a number of positions since joining Marriott in 1996, including Executive Vice President, Chief Financial Officer, President of Continental European Lodging, and Senior Vice President of Business Development. He was elected to Marriott’s Board of Directors in 2011. With a keen interest in international trade, immigration and innovation, Mr. Sorenson is active on multiple boards. He joined the Microsoft Corporation board of directors in November 2017. He is also a member of the Business Roundtable, serving on both its Immigration and Infrastructure Committees, and is a member of the Executive Committee of the World Travel & Tourism Council. He serves on the board of trustees for The Brookings Institution, the board of directors for the Warrior-Scholar Project and as a member of the Luther College Board of Regents. Before he joined Marriott, Mr. Sorenson was a partner with the law firm Latham & Watkins in Washington, D.C.

Skills and Qualifications:

Mr. Sorenson brings to the Board, our Committee for Excellence and our Executive Committee extensive management experience with the Company, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service as the Company’s Chief Financial Officer.

Directors Emeriti:

William J. Shaw, a former director and Vice Chairman of the Company, holds the title of director emeritus, but does not vote at or attend Board meetings and is not a nominee for election. Sterling D. Colton, a former director of the Company’s predecessors, also held the title of director emeritus prior to passing away in October 2019.

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Corporate Governance

Director Attendance

The Board met four times in fiscal year 2019. The Company encourages all directors to attend the annual meeting of stockholders. All 14 directors then currently serving attended the Company’s 2019 annual meeting. During fiscal 2019, no director attended fewer than 75 percent of the total number of meetings of the Board and committees on which such director served and each director attended at least 90 percent of applicable meetings.

Governance Principles

The Board has adopted Governance Principles that provide a framework for our governance processes. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (https://marriott.gcs-web.com) by clicking on “Governance” and then “Documents & Charters.” You also may request a copy from the Company’s Corporate Secretary. Our Governance Principles establish the limit on the number of board memberships for the Company’s directors at three, including Marriott, for directors who are chief executive officers of public companies, and four for other directors. Additionally, our Governance Principles provide that members of our Audit Committee should not serve on more than three audit committees of public companies, including Marriott’s Audit Committee.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of stockholders or nine months. To be considered “independent,” the board must determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries.

a. A director is not independent if (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director or an immediate family member is a current partner or employee of Marriott’s independent auditor, or was a partner or employee of Marriott’s independent auditor and worked on the audit of Marriott at any time during the past three years; (iii) an immediate family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) the director or an immediate family member is, or has been within the preceding three years, part of an interlocking directorate in which the director or an immediate family member is employed as an executive officer of another company where at any time during the last three years an executive officer of Marriott at the same time serves on the compensation committee of that other company; (v) the director has accepted, or an immediate family member has accepted, during any 12-month period within the preceding three years, more than $120,000 in direct compensation from Marriott, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of Marriott, or benefits under a tax-qualified retirement plan, or non-discretionary compensation; (vi) the director or an immediate family member is an executive officer of a charitable organization to which Marriott made discretionary charitable contributions in the current or any of the last three fiscal years that exceed five percent of that organization’s consolidated gross revenues for that year, or $200,000, whichever is more; or (vii) the director or an immediate family member is a partner in, or a controlling stockholder or current executive officer of, any organization to which Marriott made, or from which Marriott received, payments for property or services in the current or any of the last three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Marriott securities or payments under non-discretionary charitable contribution matching programs.

b. The following commercial or charitable relationships are not relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or his or her immediate family member as director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $200,000 or five percent of that organization’s consolidated gross annual revenues. The board annually

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reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott, and therefore whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

The Board undertook its annual review of director independence in February 2020. As provided in the Governance Principles, the purpose of these reviews is to determine whether any relationships or transactions are inconsistent with a determination that the director or nominee is independent. During these reviews, the Board recognized the current employment of J.W. Marriott, Jr. and Mr. Sorenson, Mrs. Harrison’s current role as Global Cultural Ambassador Emeritus, and the family relationships of J.W. Marriott, Jr. and Mrs. Harrison with other Company executives discussed elsewhere in this proxy statement. The Board considered that Ms. Bush, Mr. Duncan, Mr. Henderson, Mr. Kellner, Ms. Lee, Mr. Lewis, Ms. McCarthy, Mr. Muñoz, Mr. Reinemund, and Ambassador Schwab each serve, or recently served, as directors or executive officers of organizations that do business with Marriott and that, in each case, no such transactions exceeded the thresholds in Marriott’s Governance Principles. The Board further considered that Ms. Bush, Ms. Lee and Ambassador Schwab are affiliated with non-profit or charitable organizations that received contributions from The J. Willard & Alice S. Marriott Foundation, the Company, or the Richard E. & Nancy P. Marriott Foundation and that no contribution amounts exceeded the charitable contribution threshold set forth in Marriott’s Governance Principles.

Based on the standards set forth in the Governance Principles and after reviewing the relationships described above, the Board affirmatively determined that Ms. Bush, Mr. Duncan, Mr. Henderson, Mr. Hippeau, Mr. Kellner, Ms. Lee, Mr. Lewis, Ms. McCarthy, Mr. Muñoz, Mr. Reinemund and Ambassador Schwab are each independent of the Company and its management. J.W. Marriott, Jr., Deborah M. Harrison, and Arne M. Sorenson are considered not independent as a result of their employment with the Company and/or family relationships.

Committees of the Board

The Board has five standing committees: Audit, Compensation Policy, Nominating and Corporate Governance, Committee for Excellence, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (https://marriott.gcs-web.com) by clicking on “Governance” and then “Documents & Charters.” You also may request copies of the committee charters from the Company’s Corporate Secretary.

Audit Committee

Current Members:	Frederick A. Henderson (Chair), Mary K. Bush, Bruce W. Duncan, Aylwin B. Lewis, Margaret M. McCarthy, and George Muñoz.

•

The members of the Audit Committee are not employees of the Company. The Board has determined that the members of the Audit Committee are independent as defined under our Governance Principles, the Nasdaq Listing Standards and applicable SEC rules.

•	The Audit Committee met eleven times in fiscal year 2019.

•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.

•

The Board has determined that all current members of the Audit Committee are financially literate and that Mr. Henderson, Ms. Bush, Mr. Duncan, Mr. Lewis, and Mr. Muñoz are audit committee financial experts as defined in SEC rules.

Responsibilities include:

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Assisting the Board in overseeing and monitoring the Company’s information security and data privacy practices.

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•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditor.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditor.

•

Overseeing the independent auditor’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.

•	Overseeing the performance of the Company’s internal audit function and internal auditor.

•	Reviewing the Company’s conflict of interest and related party transactions policies and approving certain related party transactions as provided for in those policies.

•	Reviewing the Company’s policies governing the use of swaps and other derivative instruments, and reviewing and approving matters related to financial derivatives, as necessary.

Compensation Policy Committee

Current Members: Steven	S Reinemund (Chair), Mary K. Bush, Eric Hippeau, Aylwin B. Lewis and Susan C. Schwab.

•

The members of the Compensation Policy Committee are not employees of the Company. The Board has determined that the members of the Compensation Policy Committee are independent as defined under our Governance Principles and satisfy the standards of independence under the Nasdaq Listing Standards for directors and compensation committee members.

•	The Compensation Policy Committee met four times in fiscal year 2019.

Responsibilities include:

•

Overseeing the evaluation of the Company’s senior executives and reviewing and approving, subject to Board approval in some cases, the appropriateness of senior executive compensation program objectives and the plans designed to accomplish these objectives.

•	Approving and recommending to the Board:

•	Compensation actions for the Executive Chairman and the President and Chief Executive Officer;

•	Incentive compensation plans and other equity-based plans; and

•	Corporate officer nominations.

•	Setting and recommending to the Board the annual compensation for non-employee directors.

•	Overseeing the assessment of the risks relating to the Company’s compensation policies and programs and reviewing the results of the assessment.

•	Reviewing the annual Executive Talent assessment conducted by the President and Chief Executive Officer and the Global Chief Human Resources Officer.

•	Adopting and reviewing compliance with the Company’s stock ownership guidelines for senior executive officers and non-employee directors.

•

Based on traits and attributes identified by the Board, establishing the process for development of internal candidates for the CEO and other management positions and, based on Board-approved criteria, preparing assessments of internal candidates to facilitate the recommendation to the Board of a CEO successor and oversee other senior executive succession planning.

The Compensation Policy Committee may delegate to one or more executive officers or directors the authority to grant stock awards to certain associates, subject to the terms of our stock plans.

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Nominating and Corporate Governance Committee

Current Members: Lawrence	W. Kellner (Chair), Frederick A. Henderson, Debra L. Lee and Steven S Reinemund.

•

The members of the Nominating and Corporate Governance Committee are not employees of the Company. The Board has determined that the members of the Nominating and Corporate Governance Committee are independent as defined under our Governance Principles and the Nasdaq Listing Standards.

•	The Nominating and Corporate Governance Committee met four times in fiscal year 2019.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

•	Evaluating candidates and making recommendations to the Board regarding CEO succession planning.

•

Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Resolving conflict of interest questions involving directors and senior executive officers.

Committee for Excellence

Current Members:	Board members are Debra L. Lee (Chair), Deborah M. Harrison, George Muñoz, and Arne M. Sorenson. Company officer members are Raymond Bennett, Chief Global Officer, Global Operations; Anthony G. Capuano, Group President, Global Development, Design and Operations Services; David J. Grissen, Group President, The Americas; Stephanie C. Linnartz, Group President, Consumer Operations, Technology and Emerging Businesses; Tricia A. Primrose, Executive Vice President and Global Chief Communications and Public Affairs Officer; and David A. Rodriguez, Executive Vice President and Global Chief Human Resources Officer.

•

The members of the Committee for Excellence consist of at least three members of the Board. The Committee for Excellence may also consist of officers and associates of the Company who are not directors. At least one member of the Committee for Excellence must be independent as defined under our Governance Principles and the Nasdaq Listing Standards. The Committee for Excellence’s charter provides that an independent director will always be the Chairman of the Committee for Excellence.

•	The Committee for Excellence met twice in fiscal year 2019.

Responsibilities include:

•	Identifying and encouraging efforts the Company undertakes to promote and leverage the recruitment, retention, and advancement of women and minorities as associates of the Company.

•	Identifying and evaluating efforts the Company undertakes to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base of the Company.

•

Enhancing the public’s recognition of the Company’s efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit Marriott’s strategic competitive advantage.

Executive Committee

Current Members:       J.W. Marriott, Jr. (Chair), Lawrence W. Kellner, Steven S Reinemund and Arne M. Sorenson.

•	The Executive Committee did not meet in fiscal year 2019.

Responsibilities include:

•

Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the Certificate

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and Bylaws, mergers, consolidations, sales, or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2019, the Compensation Policy Committee consisted of Steven S Reinemund (Chair), Mary K. Bush, Eric Hippeau, Aylwin B. Lewis and Susan C. Schwab. None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet in executive session without management present at least twice a year. In 2019, the independent directors met four times without management present. The Lead Director, currently Mr. Kellner, presides at the meetings of the independent directors.

Risk Oversight

The Board is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. In performing its oversight responsibilities, the Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing the Company.

As part of this annual review, the Board reviews the Company’s cybersecurity risk profile and is informed on the specifics of the cybersecurity risk program in a separate annual presentation by the Company’s Chief Information Officer. This program provides the Board with an overview of the cybersecurity risks and threats landscape as well as reviews the Company’s risk posture. The Board is further briefed on actions and changes taken by management to mitigate the Company’s risk profile and provided with an overview of the cybersecurity strategy along with key cybersecurity and privacy initiatives and incidents.

The Board has delegated certain risk oversight functions to the Audit Committee. In accordance with its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor, and the Chief Audit Executive. The Audit Committee incorporates its risk oversight function into its regular reports to the Board.

In response to the unauthorized access to the legacy Starwood guest reservation database, announced in 2018, the Board took significant steps to enhance the processes and capabilities of the Board to oversee cybersecurity risk. In February 2019, the Board delegated to the Audit Committee responsibility for initial oversight of the Company’s information security and data privacy practices.

In addition, the Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for the Company’s associates and the design of compensation programs might create incentives for excessive risk-taking by the Company’s associates. As explained in the CD&A below, the Compensation Policy Committee believes that our compensation programs encourage associates, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of the Company, and thereby reduces the potential for actions that involve an excessive level of risk.

Stockholder Communications with the Board

Stockholders and others interested in communicating with the Lead Director, the Audit Committee, the non-employee directors, or any of the employee directors may do so by email to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09, 10400 Fernwood Road, Bethesda, Maryland 20817. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

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Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced a Code of Ethics that applies to all Marriott associates, including our Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board. The Code of Ethics is encompassed in our Business Conduct Guide, which is available in the Investor Relations section of our website (https://marriott.gcs-web.com) by clicking on “Governance” and then “Documents & Charters.” We will post on that website any future changes or amendments to our Code of Ethics, and any waiver of our Code of Ethics that applies to our Chairman of the Board, any of our executive officers, or a member of our Board within four business days following the date of the amendment or waiver.

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Audit Committee Report and Independent Auditor Fees

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditor is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditor those matters required to be discussed by the independent auditor with the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures along with the annual communication of independence, including direct discussion with the independent auditor, in accordance with the applicable requirements of the PCAOB.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Members of the Audit Committee:

Frederick A. Henderson (Chair)

Mary K. Bush

Bruce W. Duncan

Aylwin B. Lewis

Margaret M. McCarthy

George Muñoz

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve independent auditor services with estimated fees up to $100,000 (provided that the Audit Committee Chair reports to the full Audit Committee at the next meeting on any pre-approval determinations).

30	Marriott International, Inc.

Audit Committee Report and Independent Auditor Fees

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for 2019 and 2018 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for 2019 and 2018. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees Paid Related to 2019	Independent Registered Public Accounting Firm Fees Paid Related to 2018
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$9,035,000	$10,599,000
International Statutory Audits(2)	2,583,000	2,377,000
	11,618,000	12,976,000
Audit-Related Fees(3)	777,000	894,000
Tax Fees(4)	847,000	1,450,000
All Other Fees(5)	100,000	—
Total Fees	$13,342,000	$15,320,000

(1)

Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings.

(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners.
(4)	Principally tax compliance services related to our international entities.
(5)	Principally fees for assessment of internal audit activities.

2020 Proxy Statement	31

Executive and Director Compensation

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

Marriott is consistently recognized as a global hospitality leader. The Company believes that strong and consistent leadership is the key to long-term success in the hospitality industry. Each of the NEOs is a long-standing member of our senior management team, averaging over 25 years of hospitality experience with the Company. They have continued Marriott’s long history of delivering results for stockholders by working with talented, dedicated associates who uphold the Company’s ideals and unique culture. This culture is reflected in, and reinforced by, the design and implementation of the Company’s executive compensation program, which emphasizes the following principles:

•	There should be a strong correlation between NEO pay and Company performance. Therefore, a substantial portion of NEO pay should be tied to achieving key performance goals.

•	NEOs should be paid in a manner that contributes to long-term stockholder value. Therefore, equity compensation should be the most significant component of total pay opportunity for the NEOs.

•

Compensation should be designed to motivate the NEOs to perform their duties in ways that will help the Company meet its short-term and long-term objectives. Therefore, compensation should consist of an appropriate mix of the following compensation elements: cash and non-cash, annual and multi-year, and performance-based and service-based.

•

The executive compensation program must be competitive so that the Company can attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. Therefore, compensation should reflect market data, individual performance, and internal pay equity considerations, including the ratio of the CEO’s compensation to the other NEOs’ compensation.

The Compensation Policy Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the stockholders. The Committee, on behalf of and, in certain instances, subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s CD&A required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this proxy statement.

Members of the Compensation Policy Committee:

Steven S Reinemund (Chair)

Mary K. Bush

Eric Hippeau

Aylwin B. Lewis

Susan C. Schwab

Compensation Discussion and Analysis

This section discusses the Company’s executive compensation program for the following NEOs for 2019:

Arne M. Sorenson	President and Chief Executive Officer
Anthony G. Capuano	Group President, Global Development, Design and Operations Services
Stephanie C. Linnartz	Group President, Consumer Operations, Technology & Emerging Businesses
David J. Grissen	Group President, The Americas
Kathleen K. Oberg	Executive Vice President and Chief Financial Officer

The above reflects the principal positions of Mr. Capuano and Ms. Linnartz based on appointments effective January 1, 2020.

32	Marriott International, Inc.

Executive and Director Compensation

Overview

Our executive compensation program continues to be designed to drive performance through a combination of near-term financial and operational objectives and long-term focus on our stock price performance. We believe that the consistency in how we manage our executive compensation program and our goals under that program has proven to be an important factor in the Company’s long-term success in the highly cyclical hospitality industry. Our philosophy continues to emphasize equity compensation as the most significant component of our NEOs’ total pay opportunity, which supports our pay-for-performance objectives.

Compensation for 2019 reflects that financial and operational performance for the year was strong. The Company achieved record gains in RevPAR index (which measures our hotels’ revenue market share), drove higher guest satisfaction scores, and maintained global hotel profit margins in a low RevPAR growth environment.

2019 Executive Compensation at a Glance

•

Base Salary: The Committee did not increase Mr. Sorenson’s base salary and increased the base salaries of the other NEOs between 3.2% and 3.6% based on the Committee’s review of external market data, internal equity, tenure and individual performance.

•

Annual Incentive: The annual cash incentive program resulted in an overall above target but less than maximum payout for each NEO for 2019. Specifically, the Committee noted that the Company achieved Adjusted EPS (defined below) of $5.94 which was above the target achievement level of $5.91 established under the annual cash incentive program at the beginning of the year. The Committee approved payouts at levels that varied among the NEOs based on: (i) the value of our room growth, RevPAR Index, and Company-wide associate engagement at maximum achievement level (except for Mr. Capuano whose room growth achievement was less than the maximum due to higher goals for maximum payout), (ii) Guest Satisfaction results at above target but below maximum achievement level, (iii) Global Sales (applicable only to Ms. Linnartz) at below threshold achievement level, and (iv) each NEO achieving key individual performance objectives.

•

Equity Compensation: In February 2019, the Committee approved awards with values at the same level as the 2018 annual stock awards for Mr. Sorenson and that were slightly higher than the 2018 annual stock awards for each of the other NEOs based on the Committee’s review of external market data, individual performance, and internal pay equity considerations. PSUs continued to comprise the largest component of the NEOs’ equity awards, representing 50% of equity for the CEO and 40% of equity for the other NEOs.

•

2017-2019 PSUs: PSUs granted in 2017 were earned for the three-year performance period ending in 2019 at an overall payout of 111% of target based on performance over the three-year performance period against pre-established goals for Global Gross Room Openings (87% of target payout), Global RevPAR Index (122% of target payout) and Global Net Administrative Expenses (123% of target payout).

2020 Proxy Statement	33

Executive and Director Compensation

2019 Compensation in Detail

Base Salary

For 2019, the Human Resources Department presented to the Committee market data on base salary levels at the 50th percentile for each position and recommended base salary increases of 3.2% for Mr. Capuano, Ms. Linnartz and Mr. Grissen, and 3.6% for Ms. Oberg after it completed a comprehensive review of market data in 2019 as described below. These increases were consistent with salary increases for other management. Further, notwithstanding the Company’s continued success under Mr. Sorenson’s leadership, following its review of the external market data the Committee determined not to increase Mr. Sorenson’s base salary for 2019. The Company’s independent compensation consultant, Pearl Meyer (the “Compensation Consultant”), reviewed and supported the recommendations which were discussed in detail and approved by the Committee and, with respect to Mr. Sorenson, by the independent members of the Board.

	2019 Base Salary ($)	2018 Base Salary ($)	2018 to 2019 Increase (%)

Arne M. Sorenson	1,300,000	1,300,000	0
Anthony G. Capuano	850,000	824,000	3.2
Stephanie C. Linnartz	850,000	824,000	3.2
David J. Grissen	850,000	824,000	3.2
Kathleen K. Oberg	800,000	772,500	3.6

Base Salary for 2020

At its meeting in February 2020, following a comprehensive review of market data, the Committee determined to increase the base salaries by 7.7% for Mr. Sorenson and by approximately 3% for the other NEOs. The increase for Mr. Sorenson was the first increase to his base salary since 2017. However, in March 2020, in light of the rapidly evolving coronavirus (COVID-19) situation, the Committee discussed with management the appropriateness of adjusting senior executive compensation as part of the Company’s numerous initiatives to mitigate the negative financial and operational impacts of COVID-19. Mr. Sorenson recommended that he receive no base salary (except as necessary for benefit deductions) for the remainder of the year and the other NEOs requested, and Mr. Sorenson recommended, that they receive 50% of their base salary for the remainder of the year, in each case beginning in April 2020. The Committee and Board accepted these recommendations.

Annual Incentives

To promote growth and profitability, the Company’s annual cash incentive program is based on actual performance measured against pre-established financial and business operational targets. The annual cash incentive design rewards executives for achieving annual corporate and individual performance objectives that support long-term financial and operational success.

The following graph illustrates how the aggregate annual incentives paid to the NEOs have changed relative to changes in the Company’s adjusted diluted earnings per share for each year except 2015 and 2016, in which there were no adjustments (“Adjusted Diluted EPS”). Adjusted Diluted EPS is as reported in the schedules to the Company’s press release reporting financial results for the fourth quarter and year end for the applicable year, attached as an exhibit to our Form 8-K filed on February 14, 2018, February 28, 2019, and February 26, 2020.

NEOs’ Aggregate Annual Incentive Value vs. Adjusted Diluted EPS

34	Marriott International, Inc.

Executive and Director Compensation

At its February 2019 meeting, the Committee approved specific performance objectives and targets under the annual cash incentive program for 2019. In February 2020, upon review of the 2019 fiscal year’s strategic business priorities and financial and operational results and taking into account the Company’s performance relative to lodging and other comparator companies, the Committee reviewed each NEO’s performance against the pre-established performance objectives to determine the actual cash incentive payments, as discussed below. All the Committee’s decisions regarding annual cash incentives for Mr. Sorenson were subject to and received Board approval.

As reflected in the following table, target awards under the annual cash incentive program were 200% of salary for Mr. Sorenson and 75% for the other NEOs. In setting the target awards, the Committee reviewed market data for each position and determined that the incentive amounts payable upon achievement of target performance levels would result in total cash compensation (base salary plus annual incentive) that would be at or near the 50th percentile.

Name	Target Award as a % of Salary

Arne M. Sorenson	200
Anthony G. Capuano	75
Stephanie C. Linnartz	75
David J. Grissen	75
Kathleen K. Oberg	75

The annual cash incentive program performance factors are intended to establish high standards consistent with the Company’s quality goals, which are designed to be achievable but not certain to be met. The Company believes that these factors are critical to achieving success within the hospitality and service industry. The weighting of performance factors varies among the NEOs by position due to differences in responsibility. The table below displays the respective weightings of the relevant performance measures and the aggregate actual payout as a percent of target for 2019 under the annual cash incentive program.

Name	Adjusted EPS	Adjusted Operating Profit - Americas	Room Growth(1)	Global Sales(1)	Associate Engagement(1)	RevPAR Index(1)	Guest Satisfaction(1)(2)	Individual Achievement	Total	Actual Payout as a Percent of Target(3)

Arne M. Sorenson	55	n/a	10	n/a	5	10	15	5	100	135%
Anthony G. Capuano	10	n/a	75	n/a	5	5	n/a	5	100	188%
Stephanie C. Linnartz	50	n/a	n/a	10	5	15	15	5	100	122%
David J. Grissen	25	25	15	n/a	5	10	15	5	100	145%
Kathleen K. Oberg	55	n/a	10	n/a	5	10	15	5	100	134%

(1)

Each of these factors is measured against Company-wide results except that Mr. Grissen’s components are measured against the Americas division, his primary area of responsibility. Ms. Linnartz’s annual cash incentive plan includes a Global Sales component, a core area of responsibility for her. For 2019, however, 10% of the target annual incentive was reallocated from her Global Sales component (20% weight in 2018) to her Adjusted EPS component to reflect her significant responsibilities for driving Company profitability beyond global sales, aligning her more closely with the weightings of our Chief Executive Officer and Chief Financial Officer.

(2)

For 2019, the target annual incentive weighting allocated to the Guest Satisfaction component was increased by 5% for each NEO (except Ms. Linnartz) to reflect an additional corporate emphasis on guest satisfaction, so that the component had a 15% weighting for each NEO to whom it applied. As a result, the weighting applied to the Adjusted EPS component for Mr. Sorenson and Ms. Oberg and to the RevPAR Index measure for Mr. Grissen was correspondingly reduced by 5 percentage points.

(3)

We report the potential payouts under the annual cash incentive program for 2019 in dollars in the Grants of Plan-Based Awards for Fiscal 2019 table, and the actual amounts earned under the annual cash incentive program for 2019 in dollars in the Summary Compensation Table following the CD&A.

The performance factors for each NEO under the annual cash incentive program for 2019 are described following the Grants of Plan-Based Awards for Fiscal 2019 table on page 45.

2020 Proxy Statement	35

Executive and Director Compensation

The graph below sets forth the Company’s performance, compared to target, for the Company-wide performance goals applicable to our NEOs under the annual cash incentive program for 2019 compared to 2018.

*

For Mr. Grissen, in addition to Adjusted EPS, his financial performance objectives included operating profit from the Americas division. The 2019 Americas Adjusted Operating Profit achievement versus target was 101.8% and 2018 Americas Adjusted Operating Profit achievement versus target was 106%.

Long-Term Incentive Awards

Annual Stock Awards

The Company grants equity compensation awards to the NEOs under the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”) on an annual basis to link NEO pay to long-term Company performance and to align the interests of NEOs with those of our stockholders. The Committee approved 2019 annual equity awards based on its review of external market data, individual performance, and internal pay equity considerations. The aggregate target values of the awards granted to the NEOs are set forth in the following table (amounts reflected in the Summary Compensation Table reflect actual grant date fair value as determined in accordance with accounting guidance):

	2019 Target Value of Annual Stock Awards ($)	2018 Target Value of Annual Stock Awards ($)	2018 to 2019 Change (%)

Arne M. Sorenson	9,000,000	9,000,000	0
Anthony G. Capuano	3,887,590	3,733,040	4
Stephanie C. Linnartz	3,200,000	3,100,000	3
David J. Grissen	3,200,000	3,100,000	3
Kathleen K. Oberg	3,100,000	3,000,000	3

The NEOs’ stock awards for 2019 were granted on March 5, 2019, in a mix (based on the target values) of 50% PSUs, 25% SARs and 25% RSUs for Mr. Sorenson and 40% PSUs, 30% SARs and 30% RSUs for other NEOs, vesting ratably over three years for SARs and RSUs and vesting after three years for PSUs (as described below). The number of RSUs and PSUs granted was determined based on the average of the high and low prices of a share of our Class A common stock on the grant date, which was $124.79 per share, and the number of SARs granted was determined based on an estimated binomial value of 30% of that stock price. In addition, as in prior years, Mr. Capuano received a separate grant of RSUs which vest on the third anniversary of the grant date, subject to Mr. Capuano’s continuous employment. This separate RSU award had a target value approximately the same as the annual cash incentive that Mr. Capuano earned for fiscal year 2018. The Committee established the separate RSU award based on Mr. Capuano’s most recent annual cash incentive in order to further the objective of compensating Mr. Capuano primarily in recognition of his development activities and performance. By also imposing three-year cliff vesting, this grant offers additional retention value and further links Mr. Capuano’s pay with the long-term interests of stockholders.

36	Marriott International, Inc.

Executive and Director Compensation

PSUs

PSUs are restricted stock units that may be earned after three years based on achievement of pre-established performance targets. The PSUs granted in February 2019 for the 2019-2021 PSU performance period will vest based on gross room openings (the same measure used for prior PSU grants) and two new performance measures: Active Marriott Bonvoy Member Growth and adjusted operating income growth. The Committee determined that these new operational and financial metrics should replace the RevPAR Index and net administrative expense measures used for the prior PSU grants to reflect current areas of focus under the Company’s long-term business strategy. Specifically, all three measures for the 2019 grants address three key constituencies – our owners, our guests, and our stockholders, and focus upon key drivers of long-term growth of the business. In addition, the Committee believes that these performance measures appropriately complement the performance factors used in our annual cash incentive program. The 2019-2021 PSU performance period, the performance measures are described below.

•

Global Gross Room Openings: Gross room openings measures success of development activities and brand strength, reflecting our executives’ achievements in attracting financing and owner/franchisee interest in our brands over those of our competitors. Gross room openings include the total number of system-wide, managed, franchised and owned/leased rooms added to our system, excluding rooms added through merger and acquisition activity.

•

Active Marriott Bonvoy Member Growth: Marriott Bonvoy Member Growth measures success in attracting and retaining high-value guests through our unified loyalty program. Active Marriott Bonvoy Member Growth is calculated as the total number of room nights from Marriott Bonvoy Loyalty members as a percentage of system-wide total room nights sold across Marriott’s portfolio of brands.

•

Adjusted Operating Income Growth: Adjusted operating income growth measures success in balancing both revenue and expense considerations to deliver increased financial profits from business operations to our stockholders.

For each of the three metrics, NEOs can receive 50% of the target PSU award level if performance is at least threshold and up to 150% of the target PSU award level if performance is above target. PSUs do not accrue dividend equivalents or pay dividends; NEOs receive dividends and other rights of stockholders only after the awards vest and shares are issued. The Committee approved the performance goals, which are competitively sensitive, at levels that are consistent with our strong historical performance and with internal forecasts at the time of grant so that target performance would be difficult, but attainable. It is also reasonably possible that the number of shares that are earned could fall to zero or rise to maximum achievement levels based on the level of performance.

Settlement of 2017-2019 PSU Grants

In February 2020, the PSUs granted for the 2017-2019 performance period were settled at an overall payout of 111% of target, based on performance over the three-year performance period against three equally weighted pre-established goals for Global Gross Room Openings (87% of target payout), Global RevPAR Index (122% of target payout) and Global Net Administrative Expenses (123% of target payout). The target and results for each component relative to target are shown in the graph below.

2020 Proxy Statement	37

Executive and Director Compensation

(1)

RevPAR Index measures the strength/performance of our brands by comparing each hotel’s RevPAR against the RevPAR of a group of comparable hotels generally in the same market and lodging segment, stated as a percentage. RevPAR Index is an industry-specific measure of relative performance. Global RevPAR Index is a weighted average of the RevPAR Index of all our hotels, except for hotels that recently opened, recently underwent a significant renovation, or had incomplete competitive reporting.

(2)

Global Net Administrative Expense measures our operating efficiency through our ability to control certain expenses, including direct and indirect expenses, unrecovered expenses, development expenses, and architecture and construction expenses, but excluding costs for mergers and acquisitions.

Supplemental Stock Awards

Supplemental stock awards tend to be infrequent and may be presented for consideration at quarterly Board meetings in recognition of special performance, promotions or assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement. None of the NEOs received a supplemental stock award in 2019.

Grant Timing and SAR Exercise Price

The Company typically grants annual stock awards each year on the second trading day following the Company’s annual earnings conference call for the prior fiscal year. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price. Similarly, supplemental stock awards may be granted throughout the year, but not during Company-imposed trading black-out periods in Company stock.

Executives derive value from their SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low quoted prices of the Company stock on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Other Compensation

Perquisites

The Company offers limited perquisites to its executives that make up a very small portion of total compensation for NEOs. One benefit that is consistent with practices within the hospitality industry is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. These benefits are offered to encourage executive officers to visit and personally evaluate our properties. In addition, to enhance their efficiency and maximize the time that they can devote to Company business, NEOs are permitted to use the Company jet for personal travel in limited circumstances. The value of these benefits is included in the executives’ wages for tax purposes, and the Company does not provide tax gross-ups to the executives with respect to these benefits. None of the NEOs used the corporate jet for personal travel during 2019.

Other Benefits

Executives may participate in the same Company-wide benefit programs offered to all eligible U.S. associates. Some programs are paid for solely by the enrollees (including executives) such as 401(k) plan elective deferrals, vision coverage, long-term and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefit programs are paid for or subsidized by the Company for all enrollees such as the 401(k) Company match, group medical and dental coverage, $50,000 Company-paid life insurance, business travel accident insurance and tuition reimbursement.

Nonqualified Deferred Compensation Plan

In addition to a tax-qualified 401(k) plan, the Company offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”). The Company believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan. The EDC, including each NEO’s benefits under the EDC and the Company’s 2019 contributions to the EDC, is described under “Nonqualified Deferred Compensation for Fiscal Year 2019” on page 51.

38	Marriott International, Inc.

Executive and Director Compensation

Change in Control

The Company provides limited, “double trigger” change in control benefits under the Stock Plan and the EDC upon an NEO’s qualifying termination of employment in connection with a change in control of the Company, as described under “Potential Payments Upon Termination or Change in Control” on page 52. The Committee believes that, with these carefully structured benefits, the NEOs are better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about their employment or financial status. In addition, the Committee believes that stockholder interests are protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

The Company does not provide for tax gross-ups on these benefits and limits the Stock Plan benefits to avoid adverse tax consequences to the Company. Specifically, the Stock Plan benefits are subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a tax deduction by the Company or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. The discussion of Potential Payments Upon Termination or Change in Control below includes a table that reflects the year-end intrinsic value of unvested stock awards and cash incentive payments that each NEO would receive if subject to an involuntary termination of employment in connection with a change in control.

Compensation Process and Policies

2019 “Say-on-Pay” Advisory Vote on Executive Compensation and Stockholder Engagement

At the Company’s 2019 annual meeting, stockholders once again expressed substantial support for the compensation of our NEOs with approximately 98% of the votes cast for approval of the “say-on-pay” advisory vote on our 2018 NEO compensation. During 2019, the Committee also sought and received comments from some of the Company’s significant institutional stockholders regarding the Company’s compensation process and policies. The Committee also reviewed with its Compensation Consultant the elements and mix of annual and long-term executive officer compensation, the external compensation market data described below, and the long-term effectiveness of the Company’s compensation programs. Based on the foregoing, the Committee determined that the structure and operation of the executive compensation program have been effective in aligning executive compensation with long-term stockholder value, and therefore determined to maintain the basic structure of the program.

Stock Ownership Policies

The Company reinforces its performance-based and long-term philosophy through its stock ownership policy which requires that, within five years of becoming subject to the policy, each NEO own Company stock with a total value equal to a multiple of three to six times his or her individual salary grade midpoint. Each NEO is in compliance with this policy.

We have adopted a number of related policies that further reflect alignment with long-term stockholder value.

•	Executive officers and directors are required to retain 50% of the net after-tax shares received under any equity awards until they satisfy the required stock ownership levels.

•	The Company prohibits all associates, including the NEOs, and directors from engaging in short sale transactions related to Marriott stock.

2020 Proxy Statement	39

Executive and Director Compensation

•

PSUs and RSUs do not provide for accelerated distribution of shares upon retirement to ensure that executives have a continuing stake in the Company’s performance beyond the end of their employment, thereby strengthening their interest in the Company’s long-term success.

Hedging Prohibited

The Company prohibits all associates, including the NEOs, and directors from buying, selling, writing or otherwise entering into any hedging or derivative transaction related to Marriott stock or securities, including options, warrants, puts, calls, and similar rights that have an exercise or conversion privilege that is related to the price of a Marriott security, or similar instruments with a value derived from the value of a Marriott security, except that they may hold SARs or other derivative securities awarded to them as compensation under the Company’s equity compensation plans.

Clawbacks

In addition to the compensation clawback provisions of the Sarbanes-Oxley Act of 2002 that apply to the Chief Executive Officer and Chief Financial Officer, there is a separate clawback provision that applies to all equity awards issued to all NEOs. Under the Stock Plan and the NEOs’ award agreements, the Company has the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of Company stock under PSUs, RSUs or other stock awards if the executive terminates employment for serious misconduct, engages in criminal or tortious conduct or other behavior that is actually or potentially injurious to the Company or engages in competition with the Company.

The Committee has discretion to require reimbursement of any annual cash incentive payment awarded to an NEO if the amount of such incentive payment is calculated based upon the achievement of certain financial results that are required to be restated, provided that such discretion may only be exercised if the NEO has engaged in intentional misconduct that caused or partially caused the need for the restatement. The amount of the reimbursement would be the difference in the amount determined before and after the restatement.

Independent Compensation Consultant

The Committee selected and retained the Compensation Consultant to assist the Committee in establishing and implementing executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. Other than providing the Company with executive compensation data from one survey, which was pre-approved by the Committee, the Compensation Consultant performs no other services for the Company. Based on materials presented by management and the Compensation Consultant and the factors set forth in the SEC’s Exchange Act Rule 10C-1, the Committee determined that the Compensation Consultant is independent and that the Compensation Consultant’s engagement did not raise any conflicts of interest.

The Compensation Determination Process

In designing and determining 2019 NEO pay, the Committee considered recommendations from the Company’s Executive Vice President and Global Chief Human Resources Officer, from Mr. Sorenson with regard to the compensation of the NEOs other than himself, and from the Company’s Executive Chairman and Chairman of the Board, J.W. Marriott, Jr., as well as the advice and recommendations of the Compensation Consultant. The Committee also obtained input and approval from the full Board, with the independent directors meeting in executive session, regarding the compensation for Mr. Sorenson.

In its determinations, the Committee does not set rigid, categorical guidelines or formulae to determine the levels of compensation for the NEOs. Rather, it relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs, and future potential as part of the Company’s management development and succession planning process.

The Committee carefully reviews numerous factors when setting NEO total pay opportunity, allocating total pay opportunity among base salary, annual incentives and annual stock awards, and determining final pay outcomes based on performance. The Committee considers our executives’ job responsibilities, tenure and experience, and Company and individual performance against internal targets as well as performance of competitors, competitive recruiting and retention pressures, internal pay equity and succession and development plans.

40	Marriott International, Inc.

Executive and Director Compensation

The Committee also reviews total pay opportunity for executives at the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below. This review of total pay opportunity is designed as a market check to align the potential range of total direct compensation outcomes with our long-term performance expectations and actual results. An understanding of external market data helps the Company attract and retain key executive talent without serving as a rigid standard for benchmarking compensation. For example, although performance comparisons are difficult given the differences in size, customer distribution, global geographic exposure and price tier distribution, the Committee considers historical and annual business results relative to other individual lodging companies to provide additional context for evaluating annual compensation actions. The Committee also regularly reviews historical financial, business and total stockholder return results for lodging companies as well as a selected group of comparator companies prior to determining final pay amounts.

Market Data

The external market data utilized by the Company for 2019 includes several broad, revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the broad pool of executive talent for which the Company competes. To avoid over-emphasizing the results of one or more surveys, the Company considers the results of the revenue-based surveys as well as those of the custom survey, in terms of total pay and each component of pay. The Committee also considers compensation practices at select lodging companies. This process for identifying relevant market data is used consistently for all senior executives of the Company, including the NEOs.

Revenue-Based Survey

In general, the revenue-based surveys used as a market reference for NEO pay include companies with annual revenue similar to that of the Company. For 2019, the surveys were the Executive & Senior Management Total Compensation Survey (provided by Pearl Meyer), the Aon Hewitt TCM Total Compensation by Industry Executive and Senior Management Survey, the WTW CDB Executive Compensation Database, the Equilar Top 25 Survey, and the Fred Cook Survey of Long-Term Incentives. The same set of surveys was also referenced last year. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

Custom Survey

There are no other U.S. publicly-traded lodging companies similar to our size. Therefore, in consultation with the Compensation Consultant, the Committee selected appropriate comparator group companies from a broad universe of companies that compete with Marriott for executive talent, are of similar size in annual revenue or have a similar focus on marketing, e-commerce, consumers and brand image even if they do not compete directly in the lodging business. The Committee annually reviews the comparator group for potential changes (e.g., due to mergers and acquisition activity or changes in company size and business mix) but does not generally anticipate making significant changes every year, in order to allow for consistency and comparability of market data from year-to-year. The comparator group companies reviewed for 2019 are shown below along with select financial and non-financial metrics the Committee considered and Marriott’s percentile ranking on each of these metrics.

	2019 Revenues(1) as of December 31, 2019	Market Capitalization(1) as of December 31, 2019	Enterprise Value(1) as of December 31, 2019	Number of Employees
Lodging Companies(2)
Hilton Worldwide Holdings Inc.	$ 9,452	$ 30,942	$ 39,822	173,000
Hyatt Hotels Corp	5,020	9,112	10,204	55,000
Wyndham Hotels & Resorts, Inc.	2,053	5,892	7,949	14,200
Other Hotel, Restaurant & Leisure Companies
Carnival Corp	20,825	30,835	41,819	92,000
Las Vegas Sands Corp	13,739	52,747	62,674	50,000
McDonald’s Corp	21,077	147,476	194,134	205,000
MGM Resorts International	12,900	16,740	34,993	63,000
Royal Caribbean Cruises Ltd	10,951	27,877	39,937	85,300
Starbucks Corp	26,509	103,509	121,031	346,000

2020 Proxy Statement	41

Executive and Director Compensation

	2019 Revenues(1) as of December 31, 2019	Market Capitalization(1) as of December 31, 2019	Enterprise Value(1) as of December 31, 2019	Number of Employees
Other Retail & Consumer Branded Companies
Best Buy Company, Inc.	43,638	21,916	23,756	125,000
Macy’s Inc.	25,331	4,928	7,078	130,000
Nike, Inc.	39,117	113,883	117,303	76,700
The TJX Companies, Inc.	41,717	71,036	79,284	270,000
The Walt Disney Company	69,570	259,580	318,725	223,000
E-Commerce Companies
eBay Inc.	10,800	28,744	34,341	13,300
Expedia Group, Inc.	12,067	15,421	18,753	25,400
Booking Holdings Inc.	15,066	85,060	82,524	26,400
Marriott International, Inc.(2)	20,972	49,063	60,790	174,000
Percentile Rank	59th	70th	61st	75th

Source:	Bloomberg
(1)	Amounts are reported in millions. Enterprise Value is the sum of market capitalization, debt and preferred stock, less cash and cash equivalents.
(2)

Revenue amount for the Company is shown as reflected in our financial statements. However, system-wide revenues, including revenues of our franchisees, are much higher. Similarly, the number of Marriott employees shown does not include hotel personnel employed by our owners, franchisees, and management companies hired by our franchisees.

Tax Considerations

Internal Revenue Code Section 162(m) limits the Company’s federal income tax deduction for compensation in excess of one million dollars paid annually to our Chief Executive Officer and certain other executive officers (“covered employees”). Following adoption of the 2017 Tax Cuts and Jobs Act (the “Tax Cuts and Jobs Act”), the exceptions from Section 162(m)’s deduction limit for performance-based compensation and for the chief financial officer’s compensation were eliminated effective for taxable years beginning after December 31, 2017. Under the Tax Cuts and Jobs Act, compensation paid to covered employees in excess of one million dollars annually will not be deductible except for certain arrangements in place as of November 2, 2017. We cannot be certain that compensation arrangements that were in place before such date that were intended to qualify as performance-based compensation under Section 162(m) will in fact be deductible. Because the Committee believes it is important to manage our compensation programs to meet the objectives of our executive compensation philosophy and a variety of other corporate objectives, such as attracting and retaining key management in a competitive marketplace, managing equity dilution, workforce planning, and customer satisfaction, the Committee expects to maintain its performance-based and other executive compensation programs without regard to whether such arrangements will be fully tax deductible.

Risk Considerations

The Committee considered risk in determining 2019 NEO compensation and believes that the following aspects of NEO pay discourage unreasonable or excessive risk-taking by executives:

•

Base salary levels are commensurate with the executives’ responsibilities (and the external market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of financial security.

•	Annual cash incentive programs include a diverse mix of corporate and individual performance metrics.

•	Annual cash incentive opportunities are capped so that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.

•

The Committee and the Board have discretion to decrease annual cash incentive payouts, for example, if they believe the operational or financial results giving rise to those payouts are unsustainable or if they believe the payout would unfairly reward the NEOs for events that are unrelated to their performance.

•	The mix of short-term and long-term incentives is balanced so that at least 50% of total pay opportunity is in the form of long-term equity awards.

42	Marriott International, Inc.

Executive and Director Compensation

•

PSUs are subject to performance measures that are directly tied to long-term growth, revenue and expense considerations, the success of our unified loyalty program, and the strength of our brands over a three-year period, which balances the annual cash incentive focus on near-term results.

•

Annual stock awards are generally granted as a mix of PSUs, RSUs, and SARs that generally vest over or after at least three years, which together encourage the NEOs to focus on sustained stock price performance.

•

The Committee reviews and compares total compensation and each element of compensation to external market data to confirm that compensation is within an acceptable range relative to the external market, while also taking into consideration the Company’s relative performance.

•	The NEOs are subject to compensation clawback provisions (as discussed above).

•	Stock ownership requirements align the long-term interests of NEOs with the interests of stockholders.

•	All associates, including the NEOs, and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

•	The NEOs are prohibited from holding Company stock in margin accounts or pledging such stock as collateral for loans.

2020 Proxy Statement	43

Executive and Director Compensation

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table presents the compensation we paid in fiscal years 2017, 2018 and 2019 to our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers.

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)(4)	SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Arne M. Sorenson President and Chief Executive Officer	2019	1,300,000	0	6,182,815	2,192,342	3,519,765	44,004	196,961	13,435,887
	2018	1,300,000	0	6,222,315	2,207,473	2,925,000	23,309	255,895	12,933,992
	2017	1,300,000	1,000,000	5,310,583	1,838,959	3,628,950	45,635	187,490	13,311,617
Anthony G. Capuano Group President, Global Development, Design and Operations Services	2019	850,000	0	2,905,435	867,306	1,198,416	6,569	52,113	5,879,839
	2018	824,000	0	2,857,618	822,221	1,187,590	3,630	52,285	5,747,344
	2017	800,000	500,000	2,528,334	735,220	1,133,040	7,358	45,247	5,749,199

Stephanie C. Linnartz Group President, Consumer Operations, Technology & Emerging Businesses	2019	850,000	0	2,143,134	1,027,896	774,874	2,616	75,390	4,873,910
	2018	824,000	0	2,104,657	980,480	917,730	528	111,483	4,938,878
	2017	800,000	500,000	1,916,238	891,608	1,074,880	226	71,938	5,254,890

David J. Grissen Group President, The Americas	2019	850,000	0	2,057,387	935,415	921,430	54,186	76,644	4,895,062
	2018	824,000	0	2,005,349	912,502	951,376	26,620	97,186	4,817,033
	2017	800,000	500,000	1,878,664	838,610	1,029,280	49,398	68,641	5,164,593
Kathleen K. Oberg Executive Vice President and Chief Financial Officer	2019	800,000	0	1,993,105	906,186	805,254	11,331	76,470	4,592,346
	2018	772,500	0	1,940,374	883,017	996,526	4,683	107,957	4,705,057
	2017	750,000	500,000	1,713,792	765,020	1,046,850	7,141	77,167	4,859,970

(1)	This table reflects the principal positions of Mr. Capuano and Ms. Linnartz based on appointments effective January 1, 2020.
(2)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under the EDC.
(3)

The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, and therefore differs from the target award values approved by the Committee. The assumptions for making the valuation determinations for SAR Awards are set forth in the footnotes to the Grants of Plan-Based Awards for Fiscal 2019 table, below.

(4)

Approximately 67% of the value reported in this column for Mr. Sorenson in 2019, and 57% of the value reported for the other NEOs in 2019, (disregarding Mr. Capuano’s separate RSU described in the CD&A) represents the value of PSUs at the grant date based upon target performance which is the most probable outcome with respect to performance. Assuming that the highest level of performance conditions will be achieved for all PSUs, the grant date fair values of the PSUs included in the 2019 Stock Awards column for Messrs. Sorenson and Capuano, Ms. Linnartz, Mr. Grissen and Ms. Oberg would be $6,127,284, $1,511,812, $1,820,945, $1,743,225 and $1,688,686, respectively.

(5)	This column reports all amounts earned under the Company’s annual cash incentive program during the fiscal year, which were paid in February of the following fiscal year unless deferred under the EDC.
(6)

The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2019.”

(7)

All Other Compensation consists of Company contributions to the Company’s qualified 401(k) plan of $9,100 for each NEO other than Mr. Capuano, and $8,950 for Mr. Capuano; Company contributions to the EDC of $158,438, $19,125, $66,290, $67,544 and $67,370 for Messrs. Sorenson and Capuano, Ms. Linnartz, Mr. Grissen and Ms. Oberg, respectively; and perquisites and personal benefits, including spousal accompaniment while on business travel and complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of other hotel-related services such as golf and spa facilities while on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for any NEO for the fiscal year.

44	Marriott International, Inc.

Executive and Director Compensation

Grants of Plan-Based Awards for Fiscal 2019

The following table presents the plan-based awards granted to the NEOs in 2019.

Name	Grant Date(1)	Board Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards (Number of Shares of Stock or Units) (#)	All Other SAR Awards (Number of Securities Underlying SARs) (#)	Exercise or Base Price of SARs ($/sh)	Grant Date Fair Value of Stock/ SAR Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Sorenson
Cash Incentive			585,000	2,600,000	5,200,000	—	—	—	—	—	—	—
PSU	3/5/19	2/15/19	—	—	—	18,032	36,063	54,095	—	—	—	4,084,856
RSU	3/5/19	2/15/19	—	—	—	—	—	—	18,033	—	—	2,097,959
SAR	3/5/19	2/15/19	—	—	—	—	—	—	—	62,106	124.79	2,192,342
Mr. Capuano
Cash Incentive			358,594	637,500	1,275,000	—	—	—	—	—	—	—
PSU	3/5/19	2/13/19	—	—	—	4,328	8,655	12,983	—	—	—	1,007,875
RSU	3/5/19	2/13/19	—	—	—	—	—	—	6,492	—	—	771,509
RSU	3/5/19	2/13/19	—	—	—	—	—	—	9,517	—	—	1,126,051
SAR	3/5/19	2/13/19	—	—	—	—	—	—	—	22,359	124.79	867,306
Ms. Linnartz
Cash Incentive			135,469	637,500	1,275,000	—	—	—	—	—	—	—
PSU	3/5/19	2/13/19	—	—	—	5,130	10,260	15,390	—	—	—	1,213,963
RSU	3/5/19	2/13/19	—	—	—	—	—	—	7,695	—	—	929,171
SAR	3/5/19	2/13/19	—	—	—	—	—	—	—	26,499	124.79	1,027,896
Mr. Grissen
Cash Incentive			159,375	637,500	1,275,000	—	—	—	—	—	—	—
PSU	3/5/19	2/13/19	—	—	—	5,130	10,260	15,390	—	—	—	1,162,150
RSU	3/5/19	2/13/19	—	—	—	—	—	—	7,695	—	—	895,236
SAR	3/5/19	2/13/19	—	—	—	—	—	—	—	26,499	124.79	935,415
Ms. Oberg
Cash Incentive			135,000	600,000	1,200,000	—	—	—	—	—	—	—
PSU	3/5/19	2/13/19	—	—	—	4,970	9,939	14,909	—	—	—	1,125,791
RSU	3/5/19	2/13/19	—	—	—	—	—	—	7,455	—	—	867,315
SAR	3/5/19	2/13/19	—	—	—	—	—	—	—	25,671	124.79	906,186

(1)

The Committee approved the annual stock awards for Mr. Capuano, Ms. Linnartz, Mr. Grissen and Ms. Oberg at its February 13, 2019 meeting, and the Board approved the annual stock awards for Mr. Sorenson at its February 15, 2019 meeting. Pursuant to the Company’s equity compensation grant procedures described in the CD&A, the grant date of these awards was March 5, 2019, the second trading day following the Company’s annual earnings conference call for the 2018 fiscal year.

(2)

The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target and maximum performance objectives under the Company’s annual cash incentive program.

(3)

These columns report the number of shares issuable under PSUs granted to the NEOs for the 2019-2021 performance period. Annual PSUs reported in these columns are conditioned on the achievement over a three-year performance period of Global Gross Room Openings, Active Marriott Bonvoy Loyalty Member Growth, and Adjusted Global Operating Income Growth goals, with threshold representing 50% of the target number of shares and maximum representing 150% of target. For these PSUs, one-third of the target number of shares is subject to each performance objective, with otherwise identical terms.

(4)

The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in 2019 as determined in accordance with accounting standards for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. We used the following assumptions to determine the fair value of the SAR Awards granted in 2019: expected volatility = 25.52%; dividend yield = 1.37%; risk-free rate = 2.66–2.72%; and expected term = 8–10 years. In making these assumptions, we base expected volatility on the historical movement of the Company’s stock price. We base risk-free rates on the corresponding U.S. Treasury spot rates for the expected duration at the date of grant, which we convert to a continuously compounded rate. The dividend yield assumption takes into consideration both historical levels and expectations of future dividend payout. The weighted average expected terms for SAR Awards are an output of our valuation model which utilizes historical data in estimating the time period that the SARs are expected to remain unexercised. We calculate the expected terms for SARs for separate groups of retirement eligible and non-retirement eligible employees. Our valuation model also uses historical data to estimate exercise behaviors, which include determining the likelihood that employees will exercise their SARs before expiration at a certain multiple of stock price to exercise price. For PSUs, the value reported is based on the grant date stock price of the target number of shares subject to the award.

2020 Proxy Statement	45

Executive and Director Compensation

The Grants of Plan-Based Awards table reports the dollar value of cash-based annual incentive program awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of PSUs, RSUs and SARs granted under the Stock Plan to each NEO during the 2019 fiscal year. With regard to cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the annual cash incentive program for 2019, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2019.

Annual Cash Incentives. The Compensation Policy Committee carefully evaluates rigorous performance factors for each NEO under the annual cash incentive program. The performance factors used for 2019 are described below.

•

Adjusted EPS and Operating Profit: The Company places a heavy emphasis on adjusted EPS as a performance measure because adjusted EPS is an important indicator of Company profitability and aligns the interests of management with those of our stockholders. For purposes of the annual cash incentive program, the Company modifies EPS as reported under U.S. GAAP during the target-setting process, which is an extensive annual budgeting process. Each hotel and individual corporate unit develops and submits a budget, which the Company then consolidates and adjusts based on external market factors such as global and domestic economic forecasts and lodging industry outlook as well as internal factors such as current revenue from group bookings, expected unit growth for the year and expected capital needs. The adjusted EPS target is determined based on the anticipated approximate impact on EPS of the Company’s planned share buy-back program for the year and excluding items that are not expected to have a direct impact on the business going forward, such as merger and related costs, changes in accounting standards, tax adjustments and gains/losses on sale.

The Board reviewed and approved the budget in February 2019. In setting the adjusted EPS target for 2019 (“Adjusted EPS”), EPS was adjusted to exclude the impact of asset sales, impact of differences in cost reimbursement revenues and reimbursed expenses, and merger and related costs.

Considering these factors, the Committee set the Adjusted EPS target for 2019 at a level that the Committee believed was achievable but not certain to be met, which was $5.91. This target was approximately 8% higher than the Company’s full-year Adjusted EPS for 2018 of $5.46. Adjusted EPS for 2019 was $5.94, which resulted in an above target achievement level and payout relative to target. For 2019, the Committee had established the following payout scale for Adjusted EPS performance:

Adjusted EPS Achievement vs. Target	Incentive Award	Payout as % of Target*
Below 87%	No Payment	0%
87%	Threshold Payment	25%
100%	Target Payment	100%
107% and Above	Maximum Payment	200%

*	If the achievement falls between two of the stated performance levels, the incentive payment is interpolated between the corresponding incentive levels.

For Mr. Grissen, in addition to Adjusted EPS, his financial performance objectives included operating profit from the Americas division, his primary area of responsibility. The Americas Adjusted Operating Profit target was $2,160 million and the results were $2,200 million, corresponding with an above target achievement level and payout.

•

Room Growth: Assessment of room growth is based on a net present value estimate/calculation utilized by our management and Board in evaluating the potential performance of completed development projects. The room growth target was reviewed and approved by the Board in February 2019 at a level significantly above 2018 targets. This target level is based on an extensive annual budgeting process whereby a budget was developed for each geographic region that was identified for potential growth and was consolidated and finalized by the Company’s Lodging Development Department after consideration of external market factors such as global and domestic economic forecasts and lodging industry outlook. For Mr. Grissen, this same process is followed to establish the room growth target for the Americas division.

For each NEO whose cash incentive plan includes the room growth performance measure, except Mr. Capuano, achievement of less than the target results in no component payout, and for Mr. Capuano achievement of 59% of the target results in a threshold component payout. Maximum payout is achieved at achievement of 118% of the room growth target for each NEO other than Mr. Capuano, for whom maximum payout is achievement of 176% of target.

46	Marriott International, Inc.

Executive and Director Compensation

The Committee established a wider performance and payout range for Mr. Capuano to more accurately measure and incentivize him for achieving growth goals. For 2019, the net present value of rooms approved for development significantly exceeded each NEO’s target performance level.

•

Global Sales: Assessment of sales is measured by percentage point difference between the actual growth rate over the prior year versus the budgeted growth percentage for global constant dollar RevPAR. For 2019, the Company’s results were below threshold performance level, resulting in no payout.

•

Associate Engagement: Assessment of associate engagement is measured by the results of the Company’s annual associate engagement survey (conducted by a third party) as compared against external benchmark results provided by the third-party company. For 2019, the Company exceeded the “Best Employer” benchmark, which resulted in a maximum achievement level and payout. The Americas division was slightly below the “Best Employer” benchmark but significantly above the “Consumer Services” benchmark, which resulted in an above target but below maximum payout.

•

RevPAR Index: The Company retains a third party to collect and compile the data used to calculate a worldwide RevPAR Index, or Americas RevPAR Index for Mr. Grissen. RevPAR Index measures each hotel’s RevPAR against the RevPAR of a group of comparable hotels generally in the same market and lodging segment, stated as a percentage. RevPAR Index is an industry-specific measure of relative performance. Worldwide RevPAR Index is a weighted average of the RevPAR Index of all our hotels (or all hotels in the Americas for Mr. Grissen) except for such hotels that recently opened, recently underwent a significant renovation, or had incomplete competitive reporting. In order for any payout to occur, the Company’s worldwide (or Americas) RevPAR Index score must exceed 100. A score above 100 indicates that the Company has a premium RevPAR relative to its competitors. RevPAR Index must reflect an increase over prior year RevPAR Index results to exceed target component payout. Since the Company’s historical positioning relative to competitors has been strong, year-over-year increases in RevPAR Index indicate additional improvements in relative performance. For 2019, the Company and the Americas division achieved an overall RevPAR Index score above 100 and year-over-year increases that were significantly higher than target, resulting in a maximum payout.

•

Guest Satisfaction: Assessment of guest satisfaction is based on Company-wide guest satisfaction survey results for the year compared with pre-established goals. Results are based on a compilation of survey results from numerous satisfaction surveys across the Company’s brands and for the Americas division for Mr. Grissen. The annual goals are designed to be difficult to accomplish and not certain to be met. For 2019, the Company exceeded target Guest Satisfaction performance that corresponded with an above target payout. The Americas division met target Guest Satisfaction performance that corresponded with a target payout.

•

Individual Achievement: Each year the Company sets specific, individual performance objectives for the NEOs. Each NEO has a different set of objectives that is aligned to his or her unique responsibilities and role within the Company. The objectives are developed by the Chief Executive Officer and members of his executive team, and reviewed, modified as necessary and approved by the Committee (or the Board in the case of Mr. Sorenson’s performance objectives). The performance objectives generally are difficult to accomplish and relate to key duties of the positions. Examples of the types of performance objectives are: launch unified loyalty program, Marriott Bonvoy, which now has 141 million members; execute brand distinction strategies; execute relevant diversity and inclusion strategies; achieve enhancements in digital and distribution technologies; and execute agreements in support of continued growth.

The Committee applies a rigorous and largely subjective assessment of each NEO’s qualitative performance relative to the individual performance objectives. The performance objectives are not assigned specific weightings and may be modified by the Committee during the performance period if a change in business circumstances warrants. The actual payments relating to performance objectives are determined by the Committee based on its subjective assessment of each NEO’s job performance for the year. Maximum or above-target payouts typically occur if the Committee views the NEO’s overall performance to have been superior after its review of the achievement levels for each of the objectives. No payments are made if performance is below threshold expectations. For each of the five years preceding 2019, the NEOs received award levels varying from target to a maximum payout for individual achievement (except for the CEO’s payout for 2018). For 2019, each NEO continued to achieve key individual objectives, including operations objectives such as the initiatives identified above, resulting in payouts ranging from above target but below maximum to maximum.

2020 Proxy Statement	47

Executive and Director Compensation

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table shows information about outstanding Company SARs, RSUs and PSUs at December 31, 2019, our fiscal year-end. The Intrinsic Value and Market Value figures for the Company stock awards are based on the closing price as of December 31, 2019 of the Company’s Class A common stock, which was $151.43.

Name	Grant Date	Award Type	SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)			SAR Exercise Price ($)	SAR Expiration Date	SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Sorenson	2/21/12	SARs	225,228	—		34.67	2/21/22	26,297,621	—	—		—
	2/22/13	SARs	229,008	—		39.27	2/22/23	25,685,537	—	—		—
	2/24/14	SARs	118,416	—		53.25	2/24/24	11,626,083	—	—		—
	2/23/15	SARs	77,043	—		82.67	2/23/25	5,297,477	—	—		—
	2/22/16	SARs	91,536	—		66.86	2/22/26	7,741,200	—	—		—
	2/21/17	SARs	41,432	20,716	(1)	88.31	2/21/27	2,615,188	1,307,594	—		—
	2/20/18	SARs	15,797	31,594	(1)	139.54	2/20/28	187,826	375,653	—		—
	3/5/19	SARs	—	62,106	(1)	124.79	3/5/29	—	1,654,504	—		—
		RSUs	—	—		—		—	—	35,861	(2)	5,430,431
		PSUs	—	—		—		—	—	42,465	(3)	6,430,475
		PSUs	—	—		—		—	—	32,250	(4)	4,883,617
		PSUs	—	—		—		—	—	36,063	(5)	5,461,020
Mr. Capuano	2/24/14	SARs	31,578	—		53.25	2/24/24	3,100,328	—	—		—
	2/23/15	SARs	23,115	—		82.67	2/23/25	1,589,387	—	—		—
	2/22/16	SARs	30,513	—		66.86	2/22/26	2,580,484	—	—		—
	2/21/17	SARs	15,580	7,790	(1)	88.31	2/21/27	983,410	491,705	—		—
	2/20/18	SARs	5,476	10,952	(1)	139.54	2/20/28	65,110	130,219	—		—
	3/5/19	SARs	—	22,359	(1)	124.79	3/5/29	—	595,644	—		—
		RSUs	—	—		—		—	—	41,784	(6)	6,327,351
		PSUs	—	—		—		—	—	10,647	(3)	1,612,275
		PSUs	—	—		—		—	—	7,455	(4)	1,128,910
		PSUs	—	—		—		—	—	8,655	(5)	1,310,626
Ms. Linnartz	2/21/17	SARs	—	9,447	(1)	88.31	2/21/27	—	596,295	—		—
	2/20/18	SARs	6,530	13,060	(1)	139.54	2/20/28	77,642	155,283	—		—
	3/5/19	SARs	—	26,499	(1)	124.79	3/5/29	—	705,933	—		—
		RSUs	—	—		—		—	—	15,367	(7)	2,327,024
		PSUs	—	—		—		—	—	12,912	(3)	1,955,264
		PSUs	—	—		—		—	—	8,889	(4)	1,346,061
		PSUs	—	—		—		—	—	10,260	(5)	1,553,671
Mr. Grissen	2/21/12	SARs	35,972	—		34.67	2/21/22	4,200,091	—	—		—
	2/22/13	SARs	66,796	—		39.27	2/22/23	7,491,839	—	—		—
	2/24/14	SARs	43,914	—		53.25	2/24/24	4,311,477	—	—		—
	2/23/15	SARs	30,177	—		82.67	2/23/25	2,074,971	—	—		—
	2/22/16	SARs	38,139	—		66.86	2/22/26	3,225,415	—	—		—
	2/21/17	SARs	18,894	9,447	(1)	88.31	2/21/27	1,192,589	596,295	—		—
	2/20/18	SARs	6,530	13,060	(1)	139.54	2/20/28	77,642	155,283	—		—
	3/5/19	SARs	—	26,499	(1)	124.79	3/5/29	—	705,933	—		—
		RSUs	—	—		—		—	—	15,367	(7)	2,327,024
		PSUs	—	—		—		—	—	12,912	(3)	1,955,264
		PSUs	—	—		—		—	—	8,889	(4)	1,346,061
		PSUs	—	—		—		—	—	10,260	(5)	1,553,671
Ms. Oberg	2/22/16	SARs	27,462	—		66.86	2/22/26	2,322,461	—	—		—
	2/21/17	SARs	17,236	8,618	(1)	88.31	2/21/27	1,087,936	543,968	—		—
	2/20/18	SARs	6,319	12,638	(1)	139.54	2/20/28	75,133	150,266	—		—
	3/5/19	SARs	—	25,671	(1)	124.79	3/5/29	—	683,875	—		—
		RSUs	—	—		—		—	—	14,700	(8)	2,226,021
		PSUs	—	—		—		—	—	11,778	(3)	1,783,542
		PSUs	—	—		—		—	—	8,601	(4)	1,302,449
		PSUs	—	—		—		—	—	9,939	(5)	1,505,062

48	Marriott International, Inc.

Executive and Director Compensation

(1)	SARs are exercisable in 33% increments on each of the first, second, and third anniversary of the grant date.
(2)	These RSUs are scheduled to vest as follows, 18,464 on February 15, 2020; 11,386 on February 15, 2021; 6,011 on February 15, 2022.
(3)	These PSUs are equity incentive plan awards that have not been earned and will vest on February 15, 2020, pending performance results and continued service.
(4)	These PSUs are equity incentive plan awards that have not been earned and will vest on February 15, 2021, pending performance results and continued service.
(5)	These PSUs are equity incentive plan awards that have not been earned and will vest on February 15, 2022, pending performance results and continued service.
(6)	These RSUs are scheduled to vest as follows, 17,955 on February 15, 2020; 12,148 on February 15, 2021; 11,681 on February 15, 2022.
(7)	These RSUs are scheduled to vest as follows, 8,015 on February 15, 2020; 4,787 on February 15, 2021; 2,565 on February 15, 2022.
(8)	These RSUs are scheduled to vest as follows, 7,580 on February 15, 2020; 4,635 on February 15, 2021; 2,485 on February 15, 2022.

SAR Exercises and Stock Vested During Fiscal 2019

The following table shows information about SAR exercises and vesting of RSU and PSU awards during fiscal year 2019.

	SAR Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)

Mr. Sorenson	SAR	2/15/19	187,008	20,055,018	RSU/PSU	2/15/19	53,638	6,447,288

	SAR	3/26/19	155,040	15,299,394	PSU	5/15/19	35,308	4,582,978

	SAR	12/11/19	126,824	13,158,726

	MVW SAR(1)	12/11/19	15,504	1,701,361

Mr. Capuano	SAR	3/29/19	78,566	6,887,676	RSU/PSU	2/15/19	34,391	4,133,798

					PSU	5/15/19	28,035	3,638,943

Ms. Linnartz	SAR	12/20/19	65,460	4,852,349	RSU/PSU	2/15/19	19,178	2,305,196

					PSU	5/15/19	28,035	3,638,943

Mr. Grissen	SAR	5/21/19	15,000	1,558,505	RSU/PSU	2/15/19	22,611	2,717,842

	SAR	6/17/19	16,900	1,825,290	PSU	5/15/19	28,035	3,638,943

	SAR	6/20/19	30,000	3,348,609

	SAR	6/26/19	30,000	3,316,809

	SAR	6/28/19	39,636	4,030,815

Ms. Oberg					RSU/PSU	2/15/19	18,209	2,188,722

					PSU	5/15/19	28,035	3,638,943

(1)	Marriott Vacations Worldwide (“MVW”) SARs resulted from adjustments to the Company SARs to reflect the spin-off of the Company’s timeshare business in 2011.
(2)

For SARs that were exercised, the number of shares in this column reflects the nominal number of shares that were subject to SARs. The number of shares actually delivered under the SARs was lower and represented the value realized on exercise divided by the market price at the time of exercise.

(3)

The value realized upon exercise is based on the spread between the market price of the Company’s Class A common stock (or for the MVW SARs, MVW common stock) at the time of exercise and the exercise price.

(4)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

2020 Proxy Statement	49

Executive and Director Compensation

The following tables include additional information regarding the value realized by the NEOs in 2019 on the exercise or vesting of Marriott stock awards reported in the table above.

	2019 SAR Exercises
Name	Grant Date	Grant Term	Exercise Date	Number of Shares Exercised	Exercise Price ($)	Average Market Value at Exercise ($)	Stock Price Increase from Grant to Exercise Date (%)	Value Realized Upon Exercise ($)
Mr. Sorenson	2/17/09	10 years	2/15/19	187,008	13.81	121.05	777	20,055,018
	2/16/10	10 years	3/26/19	155,040	25.44	124.12	388	15,299,394
	2/17/11	10 years	12/11/19	126,824	38.49	142.25	270	13,158,726
Mr. Capuano	2/21/12	10 years	3/29/19	32,762	34.67	125.06	261	2,961,357
	2/22/13	10 years	3/29/19	45,804	39.27	124.99	218	3,926,319
Ms. Linnartz	2/23/15	10 years	12/20/19	16,053	82.67	151.01	83	1,097,062
	2/22/16	10 years	12/20/19	30,513	66.86	151.07	126	2,569,500
	2/21/17	10 years	12/20/19	18,894	88.31	151.07	71	1,185,787
Mr. Grissen	2/16/10	10 years	5/21/19	15,000	25.44	129.34	408	1,558,505
	2/16/10	10 years	6/17/19	16,900	25.44	133.445	425	1,825,290
	2/16/10	10 years	6/20/19	30,000	25.44	137.06	439	3,348,609
	2/16/10	10 years	6/26/19	30,000	25.44	136.00	435	3,316,809
	2/17/11	10 years	6/28/19	39,636	38.49	140.19	264	4,030,815

	2019 Restricted/Performance Stock Unit Award Vesting
Name	Grant Date	Vesting Date	Number of Shares Vested	Average Market Value at Grant ($)	Average Market Value at Vesting ($)	Stock Price Increase/ Decrease from Grant to Vesting Date (%)	Value Realized Upon Vesting ($)
Mr. Sorenson	2/22/16	2/15/19	41,185	66.86	120.20	80	4,950,437
	2/21/17	2/15/19	7,078	88.31	120.20	36	850,776
	2/20/18	2/15/19	5,375	139.54	120.20	-14	646,075
	5/5/16	5/15/19	35,308	69.44	129.80	87	4,582,978
Mr. Capuano	2/22/16	2/15/19	29,865	66.86	120.20	80	3,589,773
	2/21/17	2/15/19	2,662	88.31	120.20	36	319,972
	2/20/18	2/15/19	1,864	139.54	120.20	-14	224,053
	5/5/16	5/15/19	28,035	69.44	129.80	87	3,638,943
Ms. Linnartz	2/22/16	2/15/19	13,728	66.86	120.20	80	1,650,106
	2/21/17	2/15/19	3,228	88.31	120.20	36	388,006
	2/20/18	2/15/19	2,222	139.54	120.20	-14	267,084
	5/5/16	5/15/19	28,035	69.44	129.80	87	3,638,943
Mr. Grissen	2/22/16	2/15/19	17,161	66.86	120.20	80	2,062,752
	2/21/17	2/15/19	3,228	88.31	120.20	36	388,006
	2/20/18	2/15/19	2,222	139.54	120.20	-14	267,084
	5/5/16	5/15/19	28,035	69.44	129.80	87	3,638,943
Ms. Oberg	2/23/15	2/15/19	757	82.67	120.20	45	90,991
	2/22/16	2/15/19	12,357	66.86	120.20	80	1,485,311
	2/21/17	2/15/19	2,945	88.31	120.20	36	353,989
	2/20/18	2/15/19	2,150	139.54	120.20	-14	258,430
	5/5/16	5/15/19	28,035	69.44	129.80	87	3,638,943

50	Marriott International, Inc.

Executive and Director Compensation

Nonqualified Deferred Compensation for Fiscal Year 2019

The following table presents contributions, earnings, distributions and balances under the EDC for the 2019 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Mr. Sorenson	253,500	158,438	246,744	—	7,217,203

Mr. Capuano	25,500	19,125	36,959	—	1,080,734

Ms. Linnartz	106,064	66,290	13,524	—	443,272

Mr. Grissen	900,588	67,544	300,549	—	8,970,417

Ms. Oberg	273,132	67,370	62,143	—	1,864,118

(1)

The amounts in this column consist of elective deferrals by the NEOs of salary for the 2019 fiscal year and non-equity incentive plan compensation for 2018 (otherwise payable in 2019) under the EDC. The following table indicates the portion of each executive’s elective contributions that was attributable to 2019 salary that is reported in the Summary Compensation Table.

Name	Amounts that Relate to the Contribution of Salary ($)

Mr. Sorenson	78,000

Mr. Capuano	25,500

Ms. Linnartz	51,000

Mr. Grissen	424,900

Ms. Oberg	24,000

(2)

The amounts in this column reflect aggregate notional earnings during 2019 of each NEO’s account in the EDC. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2019 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2019 ($)

Mr. Sorenson	44,004

Mr. Capuano	6,569

Ms. Linnartz	2,616

Mr. Grissen	54,186

Ms. Oberg	11,331

(3)

This column includes amounts in each NEO’s total EDC account balance as of the last day of the 2019 fiscal year. The following table presents the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company’s prior-year proxy statements since we became a public company on March 27, 1998.

Name	Amounts that were Reported as Compensation in Prior Year Proxy Statements ($)

Mr. Sorenson	4,960,163

Mr. Capuano	281,802

Ms. Linnartz	371,832

Mr. Grissen	3,691,377

Ms. Oberg	1,059,325

2020 Proxy Statement	51

Executive and Director Compensation

Under the EDC, the NEOs and other participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions. Such amounts are fully vested. In addition, the Company may make a discretionary matching contribution to participants’ (including the NEOs’) EDC accounts, which, under the current plan, is vested when made. The match is intended to provide the NEOs (and other highly-paid associates) with matching contributions that are similar to matching contributions that would have been made under the Company’s tax-qualified 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code. For 2019, the Company approved a 75% match on up to the first 3% of eligible compensation deferred under the EDC, and a 50% match on up to the next 3% of eligible compensation deferred under the EDC, in each case, subject to certain compensation thresholds.

The Company also may make an additional discretionary contribution to participants’ (including the NEOs’) EDC accounts based on subjective factors such as individual performance, key contributions and retention needs. There were no additional discretionary contributions for the NEOs for 2019.

The EDC also provides participants the opportunity for long-term capital appreciation by crediting participant accounts with a rate of return determined by the Company. The rate of return was determined largely by reference to the Company’s estimated long-term cost of borrowing and was set at 3.6% for 2019. To the extent that this rate exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Participants may receive a distribution of the vested portion of their EDC accounts upon termination of employment or, in the case of participant deferrals and Company matching contributions (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the participant. Each year’s deferrals and Company match may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed 20 years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the participant as a single lump sum cash payment or annual cash payments over a term of two to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the participant is a “specified employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. Typically, the NEOs are specified employees.

Potential Payments Upon Termination or Change in Control

The Company does not have employment agreements or severance agreements with any of the NEOs.

Under the Stock Plan and the relevant award agreements (other than Mr. Capuano’s separate RSU awards described in the CD&A), upon retirement, an NEO may continue to vest in and receive distributions under outstanding RSUs and PSUs for the remainder of their vesting period and may exercise SARs for up to five years subject to the awards’ original terms. However, the stock awards provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining to the first vesting date. Stock awards will vest in full upon permanent disability (as defined in the Stock Plan), including at target performance level for PSUs.

Under the EDC, upon retirement or termination due to permanent disability (as defined in the EDC), an NEO will immediately vest in any unvested portion of his or her EDC account.

Any cash incentive payments under the annual cash incentive program will be forfeited if an executive is not employed on the last day of the year, except that the annual cash incentive will be paid based on the target performance level, pro-rated based on the days worked during the year, upon death or disability, in addition to payment upon an NEO’s termination of employment in connection with or following a change in control as discussed below.

For purposes of Stock Plan awards, retirement means a termination of employment by an executive who has attained age 55 with 10 years of service with the Company, or, for the EDC, has attained 20 years of service with the Company. However, for Stock Plan awards, retiree status is subject to the Committee’s (or its designee’s) prior approval, and the Committee (or its designee) has the authority to revoke approved retiree status if an executive’s employment is subsequently found to have been terminated because of the executive’s serious misconduct, or because the executive

52	Marriott International, Inc.

Executive and Director Compensation

has engaged in competition with the Company or criminal conduct or other behavior that is actually or potentially harmful to the Company. An NEO who dies as an employee or while an approved retiree immediately vests in his or her EDC account and stock awards. These provisions were developed based on an analysis of external market data. As of December 31, 2019, Messrs. Sorenson and Grissen and Ms. Oberg met the age and service conditions for retirement eligibility. Mr. Capuano and Ms. Linnartz will meet those conditions if they remain employed until December 17, 2020 and March 28, 2023, respectively.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the plan, the Company or its successor may in its discretion provide substitute equity awards under the Stock Plan or, if no similar equity awards are available, an equivalent value as determined at that time will be credited to each NEO’s account in the EDC, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the EDC accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled or exchanged for value. The intrinsic values of the vested and unvested SARs and unvested stock awards as of the last day of the fiscal year are indicated for each NEO in the Outstanding Equity Awards at 2019 Fiscal Year-End table.

In addition, if any NEO’s employment is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) beginning three months before and ending 12 months following a change in control (as defined under the Stock Plan) of the Company, the NEO will become fully vested in all unvested equity awards under the Stock Plan (including at the target performance level for PSUs). In those circumstances, all SARs will be exercisable until the earlier of the original expiration date of the awards or 12 months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event, except that certain stock awards subject to the requirements of Section 409A of the Internal Revenue Code may not be distributable for six months following termination of employment if the NEO is a “specified employee” under Section 409A, which is typical. In addition, any cash incentive payments under the annual cash incentive program will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s termination of employment in connection with or following a change in control, and any unvested EDC balances will immediately vest.

The table below reflects the intrinsic value of unvested stock awards and cash incentive payments that each NEO would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of December 31, 2019, the end of our fiscal-year (based on the Company’s closing stock price of $151.43 on December 31, 2019). Each of the NEOs was fully vested in their EDC accounts as of December 31, 2019.

Name	Plan	Retirement ($)(1)	Disability ($)	Death ($)	Change in Control and Termination ($)
Mr. Sorenson	Stock Plan	24,241,777	25,543,294	25,543,294	25,543,294
	Total Cash Incentive	—	2,600,000	2,600,000	2,600,000
Mr. Capuano	Stock Plan	—	11,596,731	11,596,731	11,596,731
	Total Cash Incentive	—	637,500	637,500	637,500
Ms. Linnartz	Stock Plan	—	8,639,533	8,639,533	8,639,533
	Total Cash Incentive	—	637,500	637,500	637,500
Mr. Grissen	Stock Plan	8,186,822	8,639,533	8,639,533	8,639,533
	Total Cash Incentive	—	637,500	637,500	637,500
Ms. Oberg	Stock Plan	7,756,619	8,195,185	8,195,185	8,195,185
	Total Cash Incentive	—	600,000	600,000	600,000

(1)

These Stock Plan amounts will become exercisable or be distributed following retirement over the period described in the awards, subject to the conditions not to engage in competition or other conduct injurious to the Company as described in more detail above, provided that, a portion of the stock awards granted on March 5, 2019 will remain outstanding based on the number of days from the grant date through the retirement date.

The benefits presented in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and vested EDC balances, and benefits

2020 Proxy Statement	53

Executive and Director Compensation

available generally to salaried associates such as benefits under the Company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

CEO Pay Ratio

The 2019 annual total compensation of the median compensated employee was $38,878; Mr. Sorenson’s 2019 annual total compensation was $13,435,887, and the ratio of these amounts was 1-to-346.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median compensated employee’s compensation, we used the following methodology:

-

For our 2017 fiscal year, we identified a median compensated employee pursuant to Item 402(u) of SEC Regulation S-K. Item 402(u) provides that a registrant is only required to identify a median compensated employee every three years unless there has been a change in its employee population or compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure.

-

During the 2019 fiscal year, there were no such changes in employee population or compensation arrangements generally that would significantly change our pay ratio disclosure. However, the median employee from 2017 had a significantly altered work schedule and, accordingly, we determined it was no longer appropriate to use that median employee for calculating the CEO pay ratio. Therefore, as permitted by Item 402(u), we identified another employee as the median employee for 2019 from among the employees who had compensation substantially similar to the original median employee based on the compensation measure used to select the original median employee in 2017, as described below.

-

To identify our 2017 median employee from our employee population on October 1, 2017, our determination date, we used total gross earnings, which we measured over a 9-month period that included the January 1 to September 30, 2017 payroll cycles. We estimated total gross earnings for full- and part-time permanent employees who did not work for the entire 9-month period, based on their earnings for the portion of the period that they worked. At non-U.S. managed hotels, where employment laws and practices may vary, we included only those individuals who are identified as employees on the records of the business units where they work.

Director Compensation

Our director compensation program is reviewed annually. The Committee reviews annual director compensation at the 50th percentile of external market data, which includes surveys of similarly-sized, cross-industry companies, as well as a custom peer group of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the appropriate reference against which our director compensation program should be assessed. To provide additional context, the Committee considers director compensation practices of select competitors in the lodging industry. The Committee also reviews and considers historical financial, business and total stockholder return results, as well as the external view of various stakeholders such as stockholders and proxy advisors.

54	Marriott International, Inc.

Executive and Director Compensation

In May 2019, following a review of the Company’s director compensation program under the above framework, as well as consultation with the Compensation Consultant, the Committee recommended, and the Board approved effective May 1, 2019, increasing certain annual cash fees to better align with market compensation levels, as set forth below. As a result, we paid non-employee directors compensation in the form of annual cash fees and Non-Employee Director Deferred Share Awards (“Deferred Share Awards”) under the Stock Plan for 2019, as follows:

Type of Fee (all fees below are annual)	Amount of Fee through April 30th ($)	Amount of Fee beginning May 1st ($)
Board Retainer Fee	85,000	85,000
Deferred Share Award	165,000	165,000
Lead Independent Director Fee	30,000	40,000
Audit Committee Chair Fee	20,000	30,000
Other (Non-Audit) Committee Chair Fee	10,000	20,000
Audit Committee Member Retainer Fee	10,000	15,000

We typically pay retainer, chair and lead independent director cash fees on a quarterly basis. However, in light of the rapidly evolving COVID-19 pandemic, in March 2020, the Board determined that all director cash fees payable for services during the 2020 fiscal year be reduced to zero, regardless of whether a director had elected previously to defer all or a portion of such cash fees, as explained below. In accordance with established Company procedures, a director may make an advance election to defer payment of all or a portion of his or her director cash fees pursuant to the Stock Plan and/or the EDC. Director cash fees that are deferred pursuant to the Stock Plan will be credited as stock units to the director’s stock unit account in the plan. As elected by the director, director cash fees that are credited to the director’s stock unit account as stock units may be distributed as an equal number of shares in a lump sum or in one to 10 annual installments following termination of service as a Board member. Additional stock units are credited to the director’s stock unit account to reflect any dividends paid on our Class A common stock in a number equal to (x) the per-share cash dividend amount multiplied by the number of stock units in the director’s account divided by (y) the average of the high and low prices of a share of our Class A common stock on the dividend payment date.

Alternatively, a director may make an advance election to receive payment of all or any part of his or her director fees in the form of SARs having an equivalent grant date value. We grant director SARs with an exercise price equal to grant date fair market value (the average of the high and low quoted prices of the Company stock on the grant date) and a 10-year term. The SARs become vested and exercisable on the last business day immediately preceding the next annual meeting of stockholders or, if earlier, upon the director’s termination of service due to death or permanent disability.

The Company grants Deferred Share Awards to directors following the Company’s annual meeting of stockholders. A Deferred Share Award is a fully vested grant of stock that is distributed in a lump sum following the termination of service as a Board member, unless the director elects to have the award distributed on the one-year anniversary of the grant or one to 10 annual installments following termination of service as a Board member. Directors make their elections in the year prior to grant of the award. Deferred Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. We report the value of these benefits to the directors as taxable compensation and do not provide the directors any gross-up to cover such taxes.

The Board believes that stock ownership by non-employee directors is essential for aligning their interests with those of our stockholders. To emphasize this principle, Board stock ownership guidelines require that each non-employee director own Company stock or stock units valued at three times the director’s combined annual cash and stock retainers, or roughly nine times the annual cash retainer. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

2020 Proxy Statement	55

Executive and Director Compensation

Director Compensation for Fiscal Year 2019

The following Director Compensation Table presents the compensation we paid in 2019 to our non-employee directors. As officers, J.W. Marriott, Jr. and Arne M. Sorenson are not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Mary K. Bush	98,333	165,053	—	—	263,386
Bruce W. Duncan	98,333	165,053	—	10,333	273,719
Deborah M. Harrison(1)	56,667	165,053	—	—	221,720
Frederick A. Henderson	111,667	165,053	—	—	276,720
Eric Hippeau	85,000	165,053	—	—	250,053
Lawrence W. Kellner	138,333	165,053	—	—	303,386
Debra L. Lee	101,667	165,053	866	15,374	282,960
Aylwin B. Lewis	98,333	165,053	731	3,688	267,805
Margaret M. McCarthy	91,237	165,053	—	—	256,290
George Muñoz	98,333	165,053	2,291	18,099	283,776
Steven S Reinemund	101,667	165,053	1,773	3,813	272,306
Susan C. Schwab	85,000	165,053	145	3,188	253,386

(1)

Mrs. Harrison served as an officer and director until May 3, 2019, when she retired as an officer but continued to serve on the Board as a non-employee director. Mrs. Harrison was not paid for her service as a director while serving as an officer. The table reflects the compensation she received in 2019 for her non-employee director service after her retirement. The compensation she received in 2019 for her service as an officer is disclosed in the “Transactions with Related Persons” section below.

(2)

This column includes any fees that the directors elected to defer as stock units to their stock unit accounts in the Stock Plan, and fees that were deferred pursuant to the EDC, as set forth below. No director elected to receive their fees in the form of SARs.

Name	Fees Credited to Stock Unit Account in the Stock Plan ($)	Fees Deferred Pursuant to the EDC ($)
Mr. Duncan	66,667	—
Mr. Hippeau	85,000	—
Ms. Lee	—	6,100
Mr. Lewis	49,167	49,166
Mr. Muñoz	66,667	31,666
Mr. Reinemund	—	6,100
Ms. Schwab	—	5,100

Stock units were credited to the stock unit accounts of Messrs. Hippeau and Lewis on April 3, 2019, and to Messrs. Duncan, Hippeau, Lewis and Muñoz on June 28, 2019, September 30, 2019, and December 31, 2019. The number of stock units credited to each director’s stock unit account was determined by dividing (i) the amount the director elected to defer by (ii) the average of the high and low trading prices of the Company’s Class A common stock on the respective credit dates, which were $130.29, $139.31, $122.64, and $151.63.

(3)

Each non-employee director was granted a Deferred Share Award on May 13, 2019, for 1,292 shares. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the target value of the Deferred Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $127.75 per share. The amounts reported in the “Stock Awards” column reflect the grant date fair value of the award, determined in accordance with accounting guidance for share-based payments.

56	Marriott International, Inc.

Executive and Director Compensation

(4)

The following table indicates the number of outstanding SARs, stock options (“SO”), RSUs, and Deferred Share Awards and other shares of deferred stock (collectively, “DS”) held by each director at the end of 2019. This table also includes MVW DS awards settled in shares of MVW stock, resulting from adjustments to the Company DS awards for the Company’s timeshare business spin-off in 2011. Mr. Duncan’s SO and a portion of the DS awards held by Messrs. Duncan and Hippeau reflect Starwood awards, which, in connection with the Starwood combination in 2016, converted into awards settled in Marriott stock. This table does not reflect accrued dividend equivalents that are paid in cash upon settlement of the converted Starwood DS awards.

Name	Award Type	Number of Securities Underlying Unexercised Director Options/ SARs		Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Have Vested (#)
		Exercisable (#)	Unexercisable (#)
Ms. Bush	DS	—	—	—	20,820
	MVW DS	—	—	—	1,175
Mr. Duncan	DS	—	—	—	11,165
Mrs. Harrison	DS	—	—	—	1,292
	RSU			416	4,249
	SARs	7,588	—	—	—
Mr. Henderson	DS	—	—	—	12,586
Mr. Hippeau	DS	—	—	—	38,100
Mr. Kellner	DS	—	—	—	22,798
	MVW DS	—	—	—	1,021
Ms. Lee	DS	—	—	—	32,434
	MVW DS	—	—	—	1,704
Mr. Lewis	DS	—	—	—	4,878
Ms. McCarthy	DS	—	—	—	1,292
Mr. Muñoz	SARs	21,375	—	—	—
	DS	—	—	—	43,976
	MVW DS	—	—	—	3,459
Mr. Reinemund	DS	—	—	—	3,022
	MVW DS	—	—	—	173
Ms. Schwab	DS	—	—	—	3,042

(5)

The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed for the NEOs under “Nonqualified Deferred Compensation for Fiscal Year 2019” above.

(6)

This column includes Company contributions to the EDC for fiscal year 2019 and perquisites and personal benefits, including complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for any director for the fiscal year.

2020 Proxy Statement	57

Executive and Director Compensation

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/SARs, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options/SARs, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	6,897,551	(1)	$37.27	20,386,821	(2)
Equity compensation plans not approved by stockholders(3)	350,325		—	11,096,547
Total	7,247,876			31,483,368

(1)

Includes 4,462,632 shares subject to outstanding PSU, RSU, deferred stock bonus, and Deferred Share Awards granted under the Stock Plan, which are not included in the calculation of the Weighted-Average Exercise Price column. Includes 340,464 shares issuable at target under outstanding PSUs.

(2)	Consists of 10,177,087 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)

Represents shares subject to outstanding restricted stock, RSU, and deferred stock awards and shares remaining available for future issuance under the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan. Does not include 3,376 shares subject to options/SARs with a weighted average exercise price of $46.28 and 41,109 shares subject to other equity awards, all of which were assumed in acquisitions.

The Company assumed the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan (the “Starwood LTIP”) in connection with the acquisition of Starwood. The Starwood LTIP authorizes the award of stock options, SARs, restricted stock, RSUs, PSUs and other equity-based or equity-related awards to employees and consultants, except that awards cannot be granted to any person who was an employee of the Company or its subsidiaries at the time of the acquisition. The Starwood LTIP is administered by the Compensation Policy Committee of the Company’s Board, which may delegate to one or more executive officers or directors the authority to grant awards under the plan.

58	Marriott International, Inc.

Stock Ownership

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our directors, named executive officers, and our directors and executive officers as a group, as of January 31, 2020 (unless otherwise noted), as well as additional information about beneficial owners of more than five percent of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in double counting of some shares. After eliminating the double-counting of shares beneficially owned, J.W. Marriott, Jr. and Deborah M. Harrison together have an aggregate beneficial ownership of 11.98 percent of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., Deborah M. Harrison, and each of the “Other 5% Beneficial Owners” shown below, except for The Vanguard Group, is 18.31 percent of outstanding shares after removing the double-counted shares. These individuals each disclaim beneficial ownership in excess of his or her pecuniary interest over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors and Director Nominees:
J.W. Marriott, Jr.	37,611,657	(2)(3)(4)(5)	11.61%
Mary K. Bush	22,281	(7)	*
Bruce W. Duncan	106,916	(7)(17)	*
Frederick A. Henderson	14,226	(7)	*
Deborah M. Harrison	29,216,675	(3)(4)(6)	9.01%
Eric Hippeau	60,565	(7)	*
Lawrence W. Kellner	24,798	(7)	*
Debra L. Lee	33,074	(7)	*
Aylwin B. Lewis	13,946	(7)	*
Margaret M. McCarthy	3,292	(7)	*
George Muñoz	61,291	(7)(8)	*
Steven S Reinemund	35,001	(7)	*
Susan C. Schwab	8,617	(7)	*
Arne M. Sorenson	1,407,132	(8)	*
Other Named Executive Officers:
Anthony G. Capuano	116,440	(8)	*
Stephanie C. Linnartz	106,335	(8)	*
David J. Grissen	253,047	(8)	*
Kathleen K. Oberg	84,269	(8)	*
All Directors and Executive Officers as a Group: (24 persons)	41,373,262	(9)	12.77%
Other 5% Beneficial Owners:
Richard E. Marriott	23,543,206	(2)(11)	7.27%
John W. Marriott III	25,453,070	(3)(4)(10)	7.85%
Juliana B. Marriott	25,093,812	(4)(12)	7.74%
Jennifer Jackson	24,406,673	(4)(13)	7.53%
David S. Marriott	30,008,825	(3)(4)(14)	9.26%
Nicole M. Avery	24,332,536	(4)(15)	7.51%
Juliana B. Marriott Marital Trust	24,665,113	(4)(16)	7.61%
JWM Family Enterprises, Inc.	24,227,118	(4)	7.48%
JWM Family Enterprises, L.P.	24,227,118	(4)	7.48%

The Vanguard Group	20,414,856	(18)	6.30%
100 Vanguard Blvd. Malvern, PA 19355

*	Less than 1 percent.
(1)

Based on the number of shares outstanding, 324,059,387 on January 31, 2020, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2020 as described below. The underlying share amounts for SARs are all based on the $140.06 closing price of Marriott’s Class A Common Stock on January 31, 2020.

2020 Proxy Statement	59

Stock Ownership

(2)

Includes the following 10,275,454 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 3,350,957 shares held by trusts for the benefit of their children and grandchildren, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees; and (c) 3,400,760 shares held by a limited liability company for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-managers.

(3)

Includes 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees and that both J.W. Marriott, Jr. and his daughter Deborah M. Harrison report as beneficially owned.

(4)

Includes the following 24,227,118 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, and David S. Marriott, his daughter-in-law Juliana B. Marriott, his granddaughters Nicole M. Avery and Jennifer R. Jackson, the Juliana B. Marriott Marital Trust, JWM Family Enterprises, Inc., and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 9,199,999 shares owned by Thomas Point Ventures, L.P.; (b) 3,940,000 shares owned by Anchorage Partners, L.P.; (c) 260,000 shares owned by Dauntless Limited Holdings, LLC; (d) 270,000 shares owned by Terrapin Limited Holdings, LLC; (e) 320,000 shares owned by Short North Limited Holdings LLC; and (f) 10,237,119 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr., Deborah M. Harrison, David S. Marriott, and two of his granddaughters, Nicole M. Avery and Jennifer R. Jackson, are (along with three individuals who are not family members of J.W. Marriott, Jr.) directors,, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and the sole member of Terrapin Limited Holdings, LLC and Short North Limited Holdings LLC. Anchorage Partners, L.P., is the sole member of Dauntless Limited Holdings, LLC. The address for the corporation, the three limited partnerships and the three limited liability companies is 540 Gaither Road, Suite 100, Rockville, Maryland 20850.

(5)

Includes the following 2,869,085 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 214,124 shares held in a 401(k) account for the benefit of J.W. Marriott, Jr.; (b) 247,524 shares held in a revocable trust for the benefit of J.W. Marriott, Jr., for which he is the sole trustee; (c) 365,937 shares subject to SARs currently exercisable or exercisable within 60 days after January 31, 2020; (d) 285,758 shares held in a revocable trust for the benefit of J.W. Marriott, Jr.’s spouse, for which his spouse is the sole trustee (Mr. Marriott disclaims beneficial ownership of such shares); (e) 1,708,742 shares owned by separate trusts for the benefit of J.W. Marriott, Jr.’s children and grandchildren, for which his spouse serves as a co-trustee; and (f) 47,000 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees.

(6)

Includes the following 4,749,557 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnotes (3) and (4): (a) 237,481 shares directly held; (b) 32,496 shares owned by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (c) 6,420 shares held in two trusts for the benefit of Deborah M. Harrison’s grandchildren, for which Deborah M. Harrison’s spouse serves as trustee; (d) 168,003 shares held in three trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison serves as trustee; (e) 209,210 shares held in a trust for the benefit of Deborah M. Harrison’s descendants, for which Deborah M. Harrison serves as trustee; (f) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees; (g) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as trustees; (h) 34,920 shares held in a limited liability company of which Deborah M. Harrison is a manager; (i) 90,561 shares held in a limited liability company of which Deborah M. Harrison’s spouse is a manager; (j) 4,987 shares subject to PSUs, SARs and RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after January 31, 2020; (k) 1,292 shares subject to non-employee director deferred share awards, that were beneficially owned as of January 31, 2020; (l) 10,284 shares subject to SARs and RSUs held by Deborah M. Harrison’s spouse currently exercisable or exercisable within 60 days after January 31, 2020 (Mrs. Harrison disclaims beneficial ownership of such shares); and (m) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees (referenced in footnote (2)(b) above).

(7)

Includes the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were beneficially owned as of January 31, 2020, as follows: Ms. Bush: 20,820 shares; Mr. Duncan: 11,165 shares; Mr. Henderson: 12,586 shares; Mr. Hippeau: 38,100 shares; Mr. Kellner: 22,798 shares; Ms. Lee: 32,434 shares; Mr. Lewis: 4,878 shares; Ms. McCarthy: 1,292 shares; Mr. Muñoz: 43,976 shares; Mr. Reinemund: 3,022 shares; and Ms. Schwab: 3,042 shares.

(8)

Includes shares subject to Options, PSUs, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2020, as follows: Mr. Capuano: 83,078 shares; Mr. Grissen: 167,058 shares; Ms. Linnartz: 25,428 shares; Mr. Muñoz: 13,179 shares; Ms. Oberg: 44,240 shares; and Mr. Sorenson: 861,508 shares.

(9)

The 3,523,737 shares described in footnote (2)(b), the 240,000 shares described in footnote (3), and the 24,227,118 shares described in footnote (4) are reported as beneficially owned by each of J.W. Marriott, Jr. and Deborah M. Harrison, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All directors and executive officers as a group held 1,580,601 PSUs, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2020. All directors and executive officers as a group, other than J.W. Marriott, Jr. and Deborah M. Harrison, beneficially owned an aggregate of 2,539,173 shares (including 1,198,101 PSUs, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2020), or 0.78 percent of our Class A common stock outstanding as of January 31, 2020.

(10)

Includes the following 1,225,952 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (4): (a) 425,996 shares directly held; (b) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees (referenced in footnote (6)(f) above); (c) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees; (d) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referenced in footnote (6)(g) above); (e) 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote (3) above); (f) 48,590 shares owned by the JWM III Family Foundation, a charitable foundation for which John W. Marriott III serves as sole director; and (g) 6,200 shares held in a 401(k) account for the benefit of John W. Marriott III.

60	Marriott International, Inc.

Stock Ownership

(11)

Includes the following 13,267,752 shares that Richard E. Marriott reports as beneficially owned, in addition to the 11,720,804 shares referred to in footnote (2): (a) 8,426,830 shares directly held; (b) 287,222 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,067,917 shares owned by three trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 2,251,519 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting stockholder; (e) 1,086,814 shares held in a charitable annuity trust created by Richard E. Marriott, for which he serves as co-trustee; (f) 17,000 shares held by a trust established for the benefit of J.W. Marriott, Jr., for which Richard E. Marriott serves as trustee; and (g) 130,450 shares owned by the Richard E. and Nancy P. Marriott Foundation, for which Richard E. Marriott and his spouse serve as directors and officers. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

(12)

Includes the following 866,694 shares that Juliana B. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 18,000 shares directly held; (b) 41,634 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which Juliana B. Marriott serves as trustee (along with David S. Marriott as co-trustee for one such trust); (c) 147,387 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Juliana B. Marriott serves as trustee (along with David S. Marriott as co-trustee for one such trust); (d) 221,678 shares owned by three trusts for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott and Juliana B. Marriott serve as co-trustees; and (e) 437,995 shares owned by a trust for the benefit of Juliana B. Marriott (the “Juliana B. Marriott Marital Trust”), for which David S. Marriott and Juliana B. Marriott are co-trustees.

(13)

Includes the following 179,555 shares that Jennifer R. Jackson reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 171,993 shares held in a revocable trust, for which Ms. Jackson and her spouse serve as co-trustees; and (b) 7,562 shares held in three trusts for the benefit of Ms. Jackson’s nieces and nephews, for which her spouse serves as trustee.

(14)

Includes the following 5,781,707 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 704,566 shares directly held; (b) 15,418 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 76,892 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott and another individual serve as trustees; (d) 142,565 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which David S. Marriott and another individual serve as trustees; (e) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees (referenced in footnote 10(c) above); (f) 221,678 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott and Juliana B. Marriott serve as co-trustees (referenced in footnote (12)(d) above); (g) 65,354 shares owned by two trusts for the benefit of Stephen Blake Marriott, for which Juliana B. Marriott and David S. Marriott as co-trustee (referenced in footnotes (12)(b) and (c) above); (h) 437,995 shares owned by a trust for the benefit of Juliana B. Marriott, for which David S. Marriott and Juliana B. Marriott are co-trustees (referenced in footnote (12)(e) above); (i) 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote (3) above); (j) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referenced in footnote (6)(g) above); (k) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which David S. Marriott serves as co-trustee with J.W. Marriott, Jr., Richard E. Marriott and Deborah M. Harrison (referenced in footnote (2)(b) above) and (l) 27,502 shares subject to Options, PSUs and RSUs currently exercisable or exercisable within 60 days after January 31, 2020.

(15)	Includes 105,418 shares that Nicole M. Avery reports as beneficially owned in addition to the shares referred to in footnote (4).
(16)	Includes 437,995 shares that the Juliana B. Marriott Marital Trust reports as beneficially owned in addition to the shares referred to in footnote (4).
(17)	Includes 83,784 shares held by The Bruce Duncan Revocable Trust of which Mr. Duncan is sole trustee and beneficiary.
(18)

Based on a review of a Schedule 13G/A report filed with the SEC on February 12, 2020, The Vanguard Group beneficially owned 20,414,856 shares as of December 31, 2019, with sole voting power as to 82,699 shares, shared voting power as to 82,699 shares, sole dispositive power as to 19,931,497 shares, and shared dispositive power as to 483,359 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements for fiscal year 2019, except for one late filing by William P. Brown to report his transfer of 11,654 shares to an exchange fund. The untimely report was the result of an administrative error.

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Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership that is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Executive Chairman and Chairman of the Board, including Deborah M. Harrison (daughter of J.W. Marriott, Jr.), a member of the Company’s Board of Directors, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds (or held in 2019) varying percentages of ownership in the following 18 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida*	Marriott	2003
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007
Charlotte, North Carolina	Renaissance	2007
Cleveland, Ohio *	Marriott	2007
Fairfax City, Virginia	Residence Inn	2017
Tampa, Florida	AC Hotel	2018
Charlotte, North Carolina	AC Hotel	2019

*	These hotels were sold in 2019, and Family Enterprises no longer holds an ownership interest in these properties.

Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2020. In fiscal 2019, we received management fees of approximately $12.3 million plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $142,045 from our operation of and provision of services for these hotels. The Company has no financial involvement in either the hotels listed above beyond the foregoing roles or in Family Enterprises.

Our Company was founded by J.W. Marriott, Jr.’s father, and the Board believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Executive Chairman and Chairman of the Board and Deborah M. Harrison’s membership on the Board of Directors and role as Global Cultural Ambassador Emeritus, the Company employs a number of members of the Marriott family in management positions, including J.W. Marriott, Jr.’s son, David S. Marriott; his son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison; his granddaughter, Nicole Avery; and his grandsons (and Mrs. Harrison’s sons), Christopher Harrison, Matthew Harrison and Scott Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). The compensation levels of family members of our directors and executive officers are set based on reference to external market practice of similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions.

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Transactions with Related Persons

Employed family members with total compensation for 2019 in excess of $120,000, which includes, to the extent applicable, base salary, incentive bonus, the value of stock-based awards, and all other compensation, are shown in the table below. In his role as Executive Chairman and in light of his significant ownership of our stock, J.W. Marriott, Jr. is not eligible for annual cash incentives or stock-based awards.

Director / Executive Officer	Family Members	Family Member Position	Total Compensation ($)
J.W. Marriott, Jr. and Deborah M. Harrison	J.W. Marriott, Jr.	Executive Chairman and Chairman of the Board	3,200,425
	David S. Marriott	Chief Operations Officer, Americas East	1,588,032
	Ronald T. Harrison	Global Officer, Architecture and Construction	1,125,837
	Deborah M. Harrison	Global Officer, Marriott Culture and Business Councils*	224,118
	Christopher Harrison	Vice President, Loyalty Marketing	279,947

*

This table reflects the compensation Mrs. Harrison received in 2019 for service as the Company’s Global Officer, Marriott Culture and Business Councils prior to her retirement from that role on May 3, 2019. The compensation she received in 2019 for her service as a non-employee director is disclosed in the “Director Compensation for Fiscal 2019” section above.

The Company provides J.W. Marriott, Jr. various non-business-related services and permits Mr. Marriott to use the Company’s aircraft for personal travel when not already committed for Company use. Mr. Marriott reimbursed the Company for the cost of non-business-related services provided by Company associates in the amount of $395,124 for 2019. Mr. Marriott and the Company entered into a non-exclusive aircraft timesharing agreement, dated September 20, 2018, which permits Mr. Marriott to compensate the Company for some of his personal use of the Company’s corporate-owned aircraft. For flights under the timesharing agreement, Mr. Marriott compensates the Company for his personal use of the aircraft based on a cost reimbursement methodology compliant with Federal Aviation Administration regulations. Since January 1, 2019, these reimbursements were less than $120,000.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include each of the Company’s continental presidents, the Company’s Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers responsible for lodging development and lodging operations, reviews all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

2020 Proxy Statement	63

Transactions with Related Persons

The Audit Committee and the Corporate Growth Committee have considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•

certain lodging transactions with specified maximum dollar thresholds where the Corporate Growth Committee has both approved the transaction and determined that its terms are no less favorable to the Company than those of similar contemporaneous transactions with unrelated third parties and, in some cases, where the transaction is the result of an open auction process involving at least three unrelated third-party bidders;

•	certain other lodging transactions with specified maximum dollar thresholds that are consistent with general terms and conditions that the Audit Committee has previously approved;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both the Company’s Governance Principles and the Nasdaq corporate governance listing standards; and

•	non-lodging transactions involving less than $500,000 that are approved by at least two members of the Corporate Growth Committee for whom the transactions pose no conflict of interest.

64	Marriott International, Inc.

Questions and Answers about the Meeting

QUESTIONS AND ANSWERS ABOUT THE MEETING

2020 Proxy Materials

Why am I receiving these proxy materials?

You received printed versions of these materials because you owned shares of the Company’s Class A common stock on March 13, 2020, the record date, and that entitles you to notice of, and to attend and vote at, the Annual Meeting. At our Annual Meeting, stockholders will act upon the matters described in the accompanying notice of meeting (the “Notice”). These actions include the election of each of the 12 director nominees; ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”); an advisory vote to approve executive compensation; votes on stockholder proposals (if properly presented); and any other matters that may properly be presented at the meeting. In addition, our management will report on the Company’s performance during fiscal year 2019 and respond to questions from stockholders.

What vote does the Board recommend for each item?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of each of the 12 director nominees (see Item 1 on page 8);

•	FOR the ratification of the appointment of Ernst & Young LLP, the independent auditor for fiscal year 2020 (see Item 2 on page 8);

•	FOR the advisory vote to approve executive compensation (see Item 3 on page 9);

•	AGAINST the stockholder resolution recommending implementation of a simple majority voting standard in our governance documents (see Item 4 on page 9); and

•	AGAINST the stockholder resolution requesting the Company create a diversity report (see Item 5 on page 12).

Participating in the Annual Meeting

What is a virtual meeting?

This year’s Annual Meeting will be conducted virtually through a live audio webcast and online stockholder tools accessible via the Internet. There will be no physical meeting location. We have adopted this format to facilitate stockholder attendance and to enable stockholders to participate fully, and equally, regardless of size, resources, or physical location. We believe this format will also reduce the costs to the Company and stockholders of planning, holding, and attending the Annual Meeting, while still allowing for the same participation opportunities as were available at an in-person meeting. These proxy materials include instructions on how to access and participate in the virtual Annual Meeting and how you may vote your shares of Company stock before or during the Annual Meeting.

Who can participate?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may participate in the Annual Meeting. To join the Annual Meeting, log in at www.virtualshareholdermeeting.com/MAR2020. Stockholders will need their unique control number, which appears on the proxy card (printed in the box and marked by the arrow), next to the label for postal mail recipients or within the body of the email sending the proxy statement. Stockholders whose shares are held beneficially through a brokerage firm, bank, trust or other similar organization (that is, in “street name”) also may participate in the Annual Meeting by obtaining the participation instructions provided by their broker, bank or other organization. The Annual Meeting will begin promptly at 11:00 a.m. Eastern Time on May 8, 2020. You may begin to log into the meeting platform approximately thirty minutes before the start.

2020 Proxy Statement	65

Questions and Answers about the Meeting

Who should stockholders contact if they have technical issues accessing the virtual Annual Meeting?

Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage stockholders to access the meeting prior to the start time. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.

How can stockholders ask questions during the virtual meeting?

As part of the Annual Meeting, we will hold a live question and answer session, during which we intend, time permitting, to answer all written questions pertinent to the Company and the meeting matters that are submitted before or during the meeting in accordance with the Annual Meeting’s Rules of Conduct, which will be posted on the Annual Meeting website. Stockholders may submit questions prior to the day of the meeting at www.proxyvote.com after logging in with their unique control number found on the proxy card (printed in the box and marked by the arrow), next to the label for postal mail recipients or within the body of the email sending the proxy statement. Questions may be submitted the day of or during the Annual Meeting through www.virtualshareholdermeeting.com/MAR2020. Answers to any such questions that are not addressed during the meeting will be published on the Marriott Investor Relations website shortly after the meeting. Questions and answers may be grouped by topic and substantially similar questions will be grouped and answered once. We reserve the right to edit or reject questions we deem profane or otherwise inappropriate.

Voting Procedures

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 13, 2020, are entitled to receive notice of and to attend and vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

How do I vote?

Whether you are a stockholder of record or a beneficial owner whose shares are held in street name, you can vote in any one of four ways:

•

Via the Internet in advance of the Annual Meeting. You may vote by submitting your proxy by visiting the website at www.proxyvote.com and entering the control number found on your proxy card (printed in the box marked by the arrow) next to the label for postal mail recipients or within the body of the email sending the proxy statement.

•	By Telephone. You may vote by submitting your proxy by calling the toll-free number found on the proxy card or in the voting instruction form.

•

By Mail. You may vote by submitting your proxy by mail by filling out the enclosed proxy card (if you are a stockholder of record) or voting instruction form (if you are a beneficial owner) and sending it back in the postage-paid envelope provided.

•

Online During the Annual Meeting. If you are a stockholder of record and you plan to join the Annual Meeting, you are encouraged to vote beforehand by Internet, telephone or mail. You also may vote at www.virtualshareholdermeeting.com/MAR2020 during the Annual Meeting. Have your unique control number available when you access the Annual Meeting website.

Telephone and Internet voting is available through 11:59 p.m. Eastern Time on Thursday, May 7, 2020. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. If you do not provide voting instructions to your broker or other nominee in advance of the Annual Meeting, your broker will have discretionary authority to vote on “routine matters.” The ratification of the appointment of the independent registered public accounting firm in Item 2 is the only item on the agenda for the Annual Meeting that is

66	Marriott International, Inc.

Questions and Answers about the Meeting

considered routine. Thus, if you do not provide voting instructions to your broker or other nominee in advance of the Annual Meeting, your shares will not be voted on Items 1, 3, 4, 5, and any other matters that may properly be voted on at the Annual Meeting, resulting in “broker non-votes” in an amount equivalent to your shares with respect to these items.

How do I vote my 401(k) shares?

If you participate in the Marriott Retirement Savings Plan (the “401(k) Plan”), you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the 401(k) Plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote the number of shares equal to the share equivalents credited to your account in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, on Tuesday, May 5, 2020. If you do not send instructions by this deadline or if you do not vote by proxy, or if you return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Computershare Investor Services Program for Marriott International, Inc. Stockholders administered by Computershare Investor Services; and (ii) if you are a participant in the 401(k) Plan, any shares that may be held for your account by The Northern Trust Company as the plan’s custodian. Shares that you hold in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. Except as indicated above with respect to shares held in the 401(k) Plan, if you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of each of the 12 director nominees; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020; FOR the advisory vote to approve executive compensation; AGAINST the stockholder resolution recommending implementation of a simple majority voting standard in our governance documents; and AGAINST the stockholder resolution requesting the Company create a diversity report.

What constitutes a quorum?

The presence at the Annual Meeting, by participating in the virtual Annual Meeting or by proxy, of the holders of a majority of the shares of Class A common stock of the Company issued and outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the March 13, 2020 record date, 324,221,179 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

What vote is required to approve each item?

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors.

For (i) ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020; (ii) the advisory vote to approve executive compensation; (iii) the stockholder resolution recommending implementation of a simple majority voting standard in our governance documents; and (iv) the stockholder resolution requesting the Company create a diversity report, the affirmative vote of the holders of a majority

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Questions and Answers about the Meeting

of the shares of Class A common stock present in person or represented by proxy and entitled to vote on the items will be required for approval. Instructions to “ABSTAIN” with respect to these items will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” these items. As described above, brokers will have discretion to vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020, but broker non-votes, if any, will not have any effect on the outcome of votes for the other items.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717;

(3)	Voting by submitting your proxy by telephone or the Internet until 11:59 p.m. Eastern Time on May 7, 2020; or

(4)	Attending the Annual Meeting and voting online as indicated above under “How do I vote?”

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions in advance of the Annual Meeting. Alternatively, you may attend the Annual Meeting and vote online, as indicated above under “How do I vote?”

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our independent vote tabulation agency, will count the votes and act as the inspector of election.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. In order to vote all your shares, please sign and return all proxy cards, or if you choose, vote by submitting your proxy by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Investor Services, at 1-800-311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the Annual Meeting other than the items described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and/or Arne M. Sorenson (with full power of substitution) to vote on such matters at their discretion.

Other Matters

When are stockholder proposals and nominations for the 2021 annual meeting of stockholders due?

Rule 14a-8 Proposals. To be considered for inclusion in our proxy statement for the 2021 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received at our principal executive office no later than the close of business on December 9, 2020. Proposals must comply with Rule 14a-8 and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

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Questions and Answers about the Meeting

Advance Notice Proposals and Nominations. In addition, our Bylaws require that, if a stockholder desires to introduce a stockholder proposal, other than a nomination for the election of directors, at the 2021 annual meeting of stockholders, notice of such proposal must be delivered in writing to the Company’s Secretary at the above address no earlier than the close of business on January 8, 2021 and no later than the close of business on February 7, 2021. However, if the 2021 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made by the Company. If a stockholder desires to nominate a director at the 2021 annual meeting of stockholders, our Bylaws require that notice of such nomination be delivered in writing to the Company’s Secretary at the above address no later than February 7, 2021. However, in the event that the 2021 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be so delivered no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The notice of such written proposal or nomination must comply with our Bylaws. The chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with our Bylaws.

Proxy Access Nominations. If a stockholder or group of stockholders who meet the requirements set forth in our Bylaws wish(es) to nominate one or more director candidates to be included in the Company’s proxy statement for the 2021 annual meeting through the Company’s proxy access provision, the Company must receive proper written notice of the nomination no later than the close of business on the 120th day nor earlier than the 150th day before the first anniversary date of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders (i.e., between the close of business on November 9, 2020 and the close of business on December 9, 2020 for the 2021 annual meeting), and the nomination must otherwise comply with our Bylaws. However, in the event that the 2021 annual meeting of stockholders is more than 30 days before or after the anniversary of the prior year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 150th day prior to such meeting and no later than the close of business on the 120th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made by the Company.

If a stockholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Exchange Act, the proxies we solicit allow the named proxyholders, if a vote is taken, to vote on such proposals as they deem appropriate. You can find a copy of our Bylaws in the Investor Relations section of the Company’s website (https://marriott.gcs-web.com) by clicking on “Governance” and then “Documents & Charters,” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

How much did this proxy solicitation cost, and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $18,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular associates who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials, and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, Computershare Investor Services, at www.computershare.com/investor and the step-by-step instructions will prompt you through enrollment.

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Questions and Answers about the Meeting

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving stockholder communications in print form.

Note that web links included in this proxy statement are provided for convenience only. The content on the referenced websites are not incorporated herein and do not constitute a part of this proxy statement.

70	Marriott International, Inc.

Householding

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us, as well as reducing the environmental impact of printing and shipping these materials. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 or by calling (301) 380-6601. You may also obtain a copy of the proxy statement and annual report from the Company’s website (http://marriott.gcs-web.com) by clicking on “SEC Filings.” Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

2020 Proxy Statement	71

Other Matters

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 8, 2020: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Any stockholder who would like a copy of our 2019 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the Investor Relations portion of our website (https://marriott.gcs-web.com) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Bancroft S. Gordon
Secretary

72	Marriott International, Inc.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 7, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 5, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MAR2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 7, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 5, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E89275-P32771	KEEP THIS PORTION FOR YOUR RECORDS

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                                                                                                                                                                                                                                                                                 DETACH AND RETURN  THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARRIOTT INTERNATIONAL, INC.
The Board of Directors recommends you vote FOR the following proposals:
1.	ELECTION OF 12 DIRECTORS		For	Against	Abstain

	1a.	J.W. Marriott, Jr.	☐	☐	☐

	1b.	Bruce W. Duncan	☐	☐	☐

	1c.	Deborah M. Harrison	☐	☐	☐

	1d.	Frederick A. Henderson	☐	☐	☐

	1e.	Eric Hippeau	☐	☐	☐

	1f.	Lawrence W. Kellner	☐	☐	☐

	1g.	Debra L. Lee	☐	☐	☐

	1h.	Aylwin B. Lewis	☐	☐	☐

	1i.	Margaret M. McCarthy	☐	☐	☐

	1j.	George Muñoz	☐	☐	☐

	1k.	Susan C. Schwab	☐	☐	☐

	1l.	Arne M. Sorenson	☐	☐	☐

	For	Against	Abstain

2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020	☐	☐	☐

3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:	For	Against	Abstain

4. SHAREHOLDER PROPOSAL RECOMMENDING ELIMINATION OF SUPERMAJORITY VOTING PROVISIONS	☐	☐	☐

5. SHAREHOLDER PROPOSAL RECOMMENDING INCREASED DIVERSITY DISCLOSURE	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, May 7, 2020, the day before the meeting.

401K Plan holders Internet and telephone voting is available, through 11:59 PM Eastern Time on

Tuesday, May 5, 2020.

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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▲ FOLD AND DETACH HERE ▲	E89276-P32771

PROXY                                                                                                                                                                    PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN ITEM 1, “FOR” ITEMS 2, 3, AND “AGAINST” ITEMS 4 AND 5 AND IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2019. The undersigned further hereby appoint(s) J.W. Marriott, Jr.and Arne M. Sorenson, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 8, 2020 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

If the undersigned has voting rights with respect to shares of Company Class A common stock under the Marriott Retirement Savings Plan, the undersigned hereby direct(s) the trustee of the plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the plan in accordance with the instructions given herein. The trustee will vote shares for which it does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, May 5, 2020, in the same proportion that it votes the shares for which it received timely instructions from other participants in the plan.

(Continued and to be marked, dated and signed, on the other side)